                                  $467,000,000


                                CREDIT AGREEMENT


                           Dated as of April 14, 2004,



                 As Amended and Restated as of October 22, 2004


                                      among


                            HOMEBASE ACQUISITION, LLC
                CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC.
                                       and
              CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC.,
                              as Parent Guarantors,

                        CONSOLIDATED COMMUNICATIONS, INC.
                                       and
              CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC.,
                                as Co-Borrowers,

                         THE LENDERS REFERRED TO HEREIN,

                          CITICORP NORTH AMERICA, INC.,
                            as Administrative Agent,

                           CREDIT SUISSE FIRST BOSTON
                                       and
                          DEUTSCHE BANK SECURITIES INC.
                            as Co-Syndication Agents,

                           CREDIT SUISSE FIRST BOSTON
                                       and
                         CITIGROUP GLOBAL MARKETS INC.,
                 as Joint Lead Arrangers and Joint Bookrunners,

                                       and

                                  COBANK, ACB,
                             as Documentation Agent

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01.  Defined Terms.................................................     1
SECTION 1.02.  Classification of Loans and Borrowings........................    31
SECTION 1.03.  Terms Generally...............................................    31
SECTION 1.04.  Effectiveness of Amendment and Restatement of
                Original Credit Agreement; Term B Loan Prepayment
                and Conversion, Etc..........................................    31

                                   ARTICLE II

                                   THE CREDITS

SECTION 2.01.  Credit Commitments............................................    32
SECTION 2.02.  Procedure for Borrowing.......................................    34
SECTION 2.03.  Conversion and Continuation Options for Loans.................    35
SECTION 2.04.  Swingline Loans...............................................    35
SECTION 2.05.  Optional and Mandatory Prepayments of Loans;
                Repayments of Term A Loans and Term C Loans..................    37
SECTION 2.06.  Letters of Credit.............................................    41
SECTION 2.07.  Repayment of Loans; Evidence of Debt..........................    45
SECTION 2.08.  Interest Rates and Payment Dates..............................    46
SECTION 2.09.  Computation of Interest.......................................    46
SECTION 2.10.  Fees..........................................................    46
SECTION 2.11.  Termination, Reduction or Adjustment of Commitments...........    47
SECTION 2.12.  Inability to Determine Interest Rate; Unavailability
                of Deposits; Inadequacy of Interest Rate.....................    48
SECTION 2.13.  Pro Rata Treatment and Payments...............................    48
SECTION 2.14.  Illegality....................................................    50
SECTION 2.15.  Requirements of Law...........................................    50
SECTION 2.16.  Taxes.........................................................    51
SECTION 2.17.  Indemnity.....................................................    53
SECTION 2.18.  Change of Lending Office......................................    53
SECTION 2.19.  Sharing of Setoffs............................................    53
SECTION 2.20.  Assignment of Commitments Under Certain Circumstances.........    54

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Organization, etc.............................................    54
SECTION 3.02.  Due Authorization, Non-Contravention, etc.....................    55
SECTION 3.03.  Government Approval, Regulation, etc..........................    55
SECTION 3.04.  Validity, etc.................................................    55
SECTION 3.05.  Representations and Warranties in the Acquisition
                Agreement....................................................    56
SECTION 3.06.  Financial Information.........................................    56

                                                                                 Page
                                                                                 ----
SECTION 3.07.  No Material Adverse Effect....................................    56
SECTION 3.08.  Litigation....................................................    56
SECTION 3.09.  Compliance with Laws and Agreements...........................    56
SECTION 3.10.  Subsidiaries..................................................    56
SECTION 3.11.  Ownership of Properties.......................................    56
SECTION 3.12.  Taxes.........................................................    57
SECTION 3.13.  Pension and Welfare Plans.....................................    58
SECTION 3.14.  Environmental Warranties......................................    58
SECTION 3.15.  Regulations U and X...........................................    59
SECTION 3.16.  Disclosure; Accuracy of Information; Pro Forma
                Balance Sheets and Projected Financial Statements............    59
SECTION 3.17.  Insurance.....................................................    60
SECTION 3.18.  Labor Matters.................................................    60
SECTION 3.19.  Solvency......................................................    60
SECTION 3.20.  Securities....................................................    60
SECTION 3.21.  Indebtedness Outstanding......................................    61
SECTION 3.22.  Security Documents............................................    61
SECTION 3.23.  Anti-Terrorism Laws...........................................    62

                                   ARTICLE IV

                                   CONDITIONS

SECTION 4.01.  Restatement Effective Date....................................    63
SECTION 4.02.  Conditions to Each Credit Event...............................    64

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

SECTION 5.01.  Financial Information, Reports, Notices, etc..................    65
SECTION 5.02.  Compliance with Laws, etc.....................................    67
SECTION 5.03.  Maintenance of Properties.....................................    67
SECTION 5.04.  Insurance.....................................................    67
SECTION 5.05.  Books and Records; Visitation Rights..........................    68
SECTION 5.06.  Environmental Covenant........................................    68
SECTION 5.07.  Information Regarding Collateral..............................    69
SECTION 5.08.  Existence; Conduct of Business................................    70
SECTION 5.09.  Performance of Obligations....................................    70
SECTION 5.10.  Casualty and Condemnation.....................................    70
SECTION 5.11.  Pledge of Additional Collateral...............................    70
SECTION 5.12.  Further Assurances............................................    71
SECTION 5.13.  Use of Proceeds...............................................    72
SECTION 5.14.  Payment of Taxes..............................................    72
SECTION 5.15.  Equal Security for Loans and Notes............................    72
SECTION 5.16.  Guarantees....................................................    72
SECTION 5.17.  Subordination of Intercompany Loans...........................    72
SECTION 5.18.  Hedging.......................................................    72
SECTION 5.19.  Certain Post-Closing Matters..................................    73

                                                                                 Page
                                                                                 ----
                                   ARTICLE VI

                               NEGATIVE COVENANTS

SECTION 6.01.  Indebtedness; Certain Equity Securities.......................    74
SECTION 6.02.  Liens.........................................................    77
SECTION 6.03.  Fundamental Changes; Line of Business.........................    79
SECTION 6.04.  Investments, Loans, Advances, Guarantees and
                Acquisitions.................................................    80
SECTION 6.05.  Asset Sales...................................................    81
SECTION 6.06.  Sale and Leaseback Transactions...............................    81
SECTION 6.07.  Restricted Payments...........................................    82
SECTION 6.08.  Transactions with Affiliates..................................    83
SECTION 6.09.  Restrictive Agreements........................................    84
SECTION 6.10.  Amendments or Waivers of Certain Documents;
                Prepayments of Certain Indebtedness..........................    84
SECTION 6.11.  Interest Expense Coverage Ratio...............................    85
SECTION 6.12.  Total Net Leverage Ratio......................................    86
SECTION 6.13.  Capital Expenditures..........................................    87
SECTION 6.14.  Senior Secured Leverage Ratio.................................    88
SECTION 6.15.  Fixed Charge Coverage Ratio...................................    89
SECTION 6.16.  Anti-Terrorism Law............................................    90
SECTION 6.17.  Embargoed Person..............................................    90
SECTION 6.18.  Anti-Money Laundering.........................................    90

                                   ARTICLE VII

                                EVENTS OF DEFAULT

SECTION 7.01.  Listing of Events of Default..................................    90
SECTION 7.02.  Action if Bankruptcy..........................................    93
SECTION 7.03.  Action if Other Event of Default..............................    93
SECTION 7.04.  Action if Event of Termination................................    93
SECTION 7.05.  Borrowers' Right to Cure......................................    93

                                  ARTICLE VIII

                                   THE AGENTS

SECTION 8.01.  The Agents....................................................    94

                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.01.  Notices.......................................................    96
SECTION 9.02.  Survival of Agreement.........................................    97
SECTION 9.03.  Binding Effect................................................    97
SECTION 9.04.  Successors and Assigns........................................    97
SECTION 9.05.  Expenses; Indemnity...........................................   100
SECTION 9.06.  Right of Setoff...............................................   102
SECTION 9.07.  Applicable Law................................................   102

                                                                                 Page
                                                                                 ----
SECTION 9.08.  Waivers; Amendment............................................   102
SECTION 9.09.  Interest Rate Limitation......................................   104
SECTION 9.10.  Entire Agreement..............................................   105
SECTION 9.11.  WAIVER OF JURY TRIAL..........................................   105
SECTION 9.12.  Severability..................................................   105
SECTION 9.13.  Counterparts..................................................   105
SECTION 9.14.  Headings......................................................   105
SECTION 9.15.  Jurisdiction; Consent to Service of Process...................   105
SECTION 9.16.  Confidentiality...............................................   106
SECTION 9.17.  Citigroup Direct Website Communications.......................   107
SECTION 9.18.  Collateral Agent as Joint Creditor............................   108

EXHIBIT A               Form of Administrative Questionnaire
EXHIBIT B               Form of Borrowing Request
EXHIBIT C               Form of Assignment and Acceptance
EXHIBIT D               [Intentionally Omitted]
EXHIBIT E               Form of Compliance Certificate
EXHIBIT F-1             Form of Term A Note
EXHIBIT F-2             Form of Term C Note
EXHIBIT F-3             Form of Revolving Note
EXHIBIT G               [Intentionally Omitted]
EXHIBIT H-1             Form of CCI Texas Borrower Group Guarantee
                           Agreement
EXHIBIT H-2             Form of CCI Illinois Borrower Group
                               Guarantee Agreement
EXHIBIT I-1             Form of Pledge Agreement
EXHIBIT I-2             Form of Homebase Pledge and Guarantee
                           Agreement
EXHIBIT J               Form of Security Agreement
EXHIBIT K-1             [Intentionally Omitted]
EXHIBIT K-2             [Intentionally Omitted]
EXHIBIT K-3             [Intentionally Omitted]
EXHIBIT L               [Intentionally Omitted]
EXHIBIT M               Form of Mortgage
EXHIBIT N               Form of Acknowledgment of Limitation of
                           Remedies
EXHIBIT O               Form of Professional Services Fee
                             Subordination Agreement

SCHEDULE 2.01           Lenders and Commitments
SCHEDULE 3.06(b)        Other Liabilities
SCHEDULE 3.08           Litigation
SCHEDULE 3.10           Subsidiaries
SCHEDULE 3.11(b)        Leased and Owned Real Property
SCHEDULE 3.13           ERISA Matters
SCHEDULE 3.14(a)        Facilities/Properties Not in Compliance with
                               Environmental Laws
SCHEDULE 3.14(b)        Environmental Claims
SCHEDULE 3.14(c)        Hazardous Materials
SCHEDULE 3.17           Insurance
SCHEDULE 3.21(a)        Indebtedness to Remain Outstanding
SCHEDULE 3.21(b)        Indebtedness to Be Paid
SCHEDULE 3.21(c)        Liens to Be Terminated
SCHEDULE 3.21(d)        Liens to Remain Outstanding
SCHEDULE 3.22(d)        Mortgage Filing Offices

SCHEDULE 4.01(f)        Local Counsel
SCHEDULE 5.19(a)(i)     Mortgaged Properties
SCHEDULE 5.19(a)(iii)   Title Insurance Amounts
SCHEDULE 6.03(c)        Other Businesses
SCHEDULE 6.04           Existing Investments
SCHEDULE 6.08(v)        Existing Affiliate Transactions
SCHEDULE 6.09           Existing Restrictions

            CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this "Agreement") dated as of April 14, 2004 as amended and restated on October 22, 2004, among HOMEBASE ACQUISITION, LLC ("Homebase"), CONSOLIDATED COMMUNICATIONS ILLINOIS HOLDINGS, INC. ("CCI Illinois Holdings"), CONSOLIDATED COMMUNICATIONS TEXAS HOLDINGS, INC. ("CCI Texas Holdings"), CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the "CCI Borrower"), CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC., a Delaware corporation (the "TXU Borrower" and together with the CCI Borrower, the "Borrowers"), the financial institutions listed on Schedule 2.01 to the Original Credit Agreement (as defined below), as such Schedule may from time to time be supplemented and amended and the financial institutions which have become Term C Lenders hereunder pursuant to Lender Addendums (as defined below) (the "Lenders"), CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the "Administrative Agent") for the Lenders, COBANK, ACB, as documentation agent (in such capacity, the "Documentation Agent"), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch ("CSFB"), and DEUTSCHE BANK SECURITIES INC., as co-syndication agents (in such capacity, the "Co-Syndication Agents"), and CSFB and CITIGROUP GLOBAL MARKETS INC. ("CGMI"), as joint lead arrangers and joint bookrunners (in such capacity, the "Joint Lead Arrangers").

            WHEREAS, Borrowers intend to prepay certain of their Obligations in respect of Term B Loans under the Credit Agreement dated as of April 14, 2004 (the "Original Credit Agreement"), among Homebase, CCI Illinois Holdings, CCI Texas Holdings, Borrowers, Joint Lead Arrangers, Co-Syndication Agents, Administrative Agent, Documentation Agent and the existing Lenders thereunder through the repayment and/or conversion of all outstanding Term B Loans into, or with the proceeds of, Term C Loans (as defined herein);

            WHEREAS, in connection therewith, Borrowers desire to amend and restate the terms and provisions of the Original Credit Agreement in the form hereof in order to, among other things, reflect the modifications set forth above; and

            WHEREAS, the Requisite Lenders (as defined in the Original Credit Agreement) are willing to amend and restate the Original Credit Agreement and are willing to continue to extend credit to Borrowers, and the other parties hereto are willing to amend and restate the Original Credit Agreement, in each case upon the terms and subject to the conditions set forth herein.

            NOW THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

            "ABR Borrowing" means a Borrowing comprised of ABR Loans.

            "ABR Loan" means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

            "Acknowledgment of Limitation on Remedies" means an agreement in the form of Exhibit N to the Original Credit Agreement executed by the Administrative Agent and each of the Investor Members (as defined in the Homebase LLC Agreement).

            "Acquisition" means the acquisition by the TXU Borrower of all of the Equity Interests of TXUCV and its subsidiaries and certain related rights from Pinnacle One Partners, L.P. pursuant to the Acquisition Documents.

            "Acquisition Documents" means the Stock Purchase Agreement, dated as of January 15, 2004, by and between Pinnacle One Partners, L.P. and the TXU Borrower (the "Acquisition Agreement") and each other agreement contemplated thereby or entered into in connection therewith.

            "Additional Collateral" shall have the meaning assigned to such term in Section 5.11.

            "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Administrative Agent" has the meaning assigned to such term in the preamble hereto.

            "Administrative Questionnaire" means an Administrative Questionnaire in the form of Exhibit A to the Original Credit Agreement.

            "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power

            (a) solely for purposes of determining compliance with Section 6.08, to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

            (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

            "Agent Fees" has the meaning assigned to such term in Section
2.10(c).

            "Agent Parties" has the meaning assigned to such term in Section 9.17(c).

            "Agents" means the Administrative Agent and the Collateral Agent.

            "Aggregate Revolving Credit Exposure" means the aggregate amount of the Revolving Lenders' Revolving Credit Exposures.

            "Agreement" has the meaning assigned to such term in the preamble hereto.

            "Alternate Base Rate" means for any day, a rate per annum equal to the highest of (a) the Administrative Agent's Base Rate in effect on such day,
(b) 0.5% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the next previous Friday by the Administrative Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Administrative Agent from three New York certificate of deposit dealers of recognized standing selected by the Administrative Agent, in either case adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25% (the "Certificate of Deposit Rate"), and (c) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Base Rate, the Certificate of Deposit Rate or the Federal Funds Rate, respectively.

            "Applicable Rate" means, for any day, (i) with respect to Term C Loans, (A) in the case of ABR Loans (I) 1.50% per annum prior to April 1, 2005 and at any time that clause (A)(II) does not apply and (II) 1.25% per annum at any time on or after April 1, 2005 if the Loans are rated at least B1 (stable) by Moody's and at least B+ (stable) from S&P, and (B) in the case of Eurodollar Loans, (I) 2.50% per annum prior to April 1, 2005 and at any time that clause
(B)(II) does not apply and (II) 2.25% per annum at any time on or after April 1, 2005 if the Loans are rated at least B1 (stable) by Moody's and at least B+ (stable) from S&P, and (ii) with respect to Revolving Loans and Term A Loans,
(A) before the Trigger Date, (x) 1.50% per annum, in the case of ABR Loans, and
(y) 2.50% per annum, in the case of Eurodollar Loans, and (B) on and after the Trigger Date, the applicable rate per annum set forth in the table below (x) under the caption "ABR Loans Spread," in the case of ABR Loans, and (y) under the caption "Eurodollar Loans Spread," in the case of Eurodollar Loans, in each case based upon the Total Net Leverage Ratio as of the most recent determination date:

            Total Net                        ABR         Eurodollar
             Leverage                       Loans           Loans
              Ratio                         Spread         Spread
              -----                         ------         ------
Greater than 4.75 to 1.0                    1.50%          2.50%
Less than or equal to 4.75 to 1.0           1.25%          2.25%
Greater than 4.0 to 1.0
Less than or equal to 4.0 to 1.0            1.0%           2.0%
Greater than or equal to 3.50 to 1.0
Less than 3.50 to 1.0                       0.75%          1.75%

            For purposes of such calculation of the Applicable Rate with respect to Revolving Loans and Term A Loans on and after the Trigger Date, (i) the Total Net Leverage Ratio shall be determined as of the end of each Fiscal Quarter of the Restricted Group's Fiscal Year based upon the combined consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Net Leverage Ratio. If at any time the Borrowers have not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Applicable Rate shall be the highest rate set forth in the table above until such time as the Borrowers have provided the information required under Section 5.01(a) or
(b). Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

            "Asset Sale" means any direct or indirect sale, transfer, lease, conveyance or other disposition by any member of the Restricted Group of any of its property or assets, including any sale or issuance of any Equity Interests of any Subsidiary of either Borrower, except (a) sales, dispositions and leases permitted by Sections 6.05(i) through (vii) and (b) any such transaction or series of transactions which, if an Asset Sale, would not generate Net Proceeds in excess of $1.0 million (or, when taken together with all other such transactions, in excess of $5.0 million in any twelve-month period).

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit C to the Original Credit Agreement or such other form as shall be approved by the Administrative Agent; provided that (i) all references therein to "Term B Loans" are hereby deleted and replaced with "Term C Loans" and (ii) all references therein to the "Credit Agreement" are hereby amended to refer to this Agreement.

            "Authorized Officer" means, with respect to either Borrower, those of its officers and other authorized senior management level employees whose signature and incumbency has been certified to the Administrative Agent and the Lenders by the Secretary of such Borrower in a certificate dated the Effective Date or any successor thereto.

            "Available Proceeds" means, at any time, the amount of cash equity contributed to the Borrowers following the Effective Date to the extent that (i) such contribution was not in connection with an exercise of a Cure Right, (ii) 50% of such equity contribution was applied to a prepayment of Loans pursuant to
Section 2.05, or (iii) such contribution was not previously applied to make a Restricted Payment pursuant to Section 6.07 or an Investment pursuant to Section 6.04.

            "Available Revolving Credit Commitment" means as to any Revolving Lender, at any time of determination, an amount equal to such Revolving Lender's Revolving Credit Commitment at such time minus such Revolving Lender's Revolving Credit Exposure at such time.

            "Base Amount" has the meaning assigned to such term in Section 6.13.

            "Base Rate" means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change).

            "Board" means the Board of Governors of the Federal Reserve System of the United States.

            "Borrower Group" means either the CCI Borrower Group or the TXU Borrower Group.

            "Borrower Group Leverage Ratio" means, with respect to any Borrower Group as of any date of determination, the ratio of (i) the principal amount of Consolidated Indebtedness (excluding any amount of Consolidated Indebtedness with respect to which a member of the other Borrower Group is the primary obligor) as of such date of determination to (ii) the amount of Consolidated EBITDA for the preceding Fiscal Year that is allocable to such Borrower Group as set forth in a certificate signed by a Financial Officer of each Borrower and delivered to the Administrative Agent containing a reasonably detailed calculation of such allocation in form acceptable to the Administrative Agent; provided that for purposes of determining the amount of Consolidated EBITDA for any Fiscal Year that is allocable to a Borrower Group, transactions among members of different Borrower Groups shall be adjusted so as to reflect arm's-length terms for any transaction which was not on arm's length terms.

            "Borrowers" has the meaning ascribed to such term in the preamble to this Agreement.

            "Borrowing" means a Loan or group of Loans to either Borrower of the same Class and Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.

            "Borrowing Date" means any Business Day specified in a notice pursuant to Section 2.02 as a date on which either Borrower requests Loans to be made hereunder.

            "Borrowing Request" has the meaning assigned to such term in Section 2.02(a).

            "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

            "Capital Expenditures" means, for any period, (a) any and all expenditures made by any member of the Restricted Group in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as "additions to plant, property and equipment" on the financial statement prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise including, without limitation, as a result of incurring any Capital Lease Obligations.

            "Capital Lease Obligations" means all monetary or financial obligations of any member of the Restricted Group under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

            "Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period, including imputed interest expense for Capital Lease Obligations and excluding any interest expense not payable in cash (such as, for example, amortization of discount and amortization of debt issuance costs). For purposes of the Financial Covenants, for Test Periods ending prior to the one year anniversary of the Effective Date, Cash Interest Expense shall be determined on a pro forma basis to give effect to the Transactions as if they occurred on the first day of such Test Period.

            "CCI Borrower" has the meaning ascribed to such term in the preamble to this Agreement.

            "CCI Illinois Borrower Group" means CCI Illinois Holdings, the CCI Borrower and each of the CCI Borrower's Subsidiaries.

            "CCI Illinois Borrower Group Guarantee Agreement" means the Guarantee Agreement, substantially in the form of Exhibit H-2 to the Original Credit Agreement.

            "CCI Illinois Holdings" has the meaning assigned to such term in the preamble hereof.

            "CCI Texas Borrower Group" means CCI Texas Holdings, the TXU Borrower and each of the TXU Borrower's Subsidiaries.

            "CCI Texas Borrower Group Guarantee Agreement" means the Guarantee Agreement, substantially in the form of Exhibit H-1 to the Original Credit Agreement.

            "CCI Texas Holdings" has the meaning assigned to such term in the preamble hereto.

            "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

            "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

            "CGMI" has the meaning assigned to such term in the preamble hereto.

            "Change in Control" means the occurrence of any of the following:

            (a) prior to the first Public Equity Offering resulting in a Public Market, the Permitted Holders shall cease to own beneficially and of record Equity Interests representing in the aggregate at least 51% of the voting power of all of the Equity Interests of Homebase and at least 51% of the economic interest of all of the Equity Interests in Homebase; provided that no Change in Control shall be deemed to have occurred in the event that all of the Equity Interests of Homebase are owned directly or indirectly by a limited liability company or corporation (a "Super Holdco") formed under the laws of the United States of America or any State thereof for so long as Super Holdco owns all of the Equity Interests of Homebase directly or indirectly through one or more of its wholly-owned Subsidiaries that are limited liability companies or corporations and the Permitted Holders own beneficially and of record Equity Interests representing in the aggregate at least 51% of the voting power of all of the Equity Interests of Super Holdco and at least 51% of the economic interest of all Equity Interests in Super Holdco;

            (b) prior to the first Public Equity Offering resulting in a Public Market, the Permitted Holders shall cease for any reason to have the power to appoint a majority of the members of the board of directors or other governing body of Homebase or, in the event a Super Holdco has been formed, Super Holdco;

            (c) following the first Public Equity Offering that results in a Public Market, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that any such person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Equity Interests of Homebase (or if a Super Holdco has been formed, such Super Holdco) and the Permitted Holders shall be the beneficial owners (as defined above) of a lesser percentage of the total voting power of the Equity Interests of Homebase (or if a Super Holdco has been formed, such Super Holdco);

            (d) Homebase shall cease to own beneficially and of record all of the Equity Interests of CCI Illinois Holdings and CCI Texas Holdings (other than as a result of a transaction permitted by Section 6.03(a)); provided that no Change in Control shall be deemed to have occurred in the event that Homebase contributes all of the Equity Interests of CCI Illinois Holdings and CCI Texas Holdings to a newly formed limited liability company or corporation (an "Intermediate Holdco") formed under the laws of the United States of America or any State thereof, all of the Equity Interests of which are owned by Homebase directly or indirectly through one or more of its wholly-owned Subsidiaries that are limited liability companies or corporations;

            (e) CCI Illinois Holdings shall cease to own beneficially and of record all of the Equity Interests of the CCI Borrower (other than as a result of a transaction permitted by Section 6.03(a));

            (f) CCI Texas Holdings shall cease to own beneficially and of record all of the Equity Interests of the TXU Borrower (other than as a result of a transaction permitted by Section 6.03(a)); or

            (g) any "change of control" occurs under the Senior Notes Indenture.

            "Charges" has the meaning assigned to such term in Section 9.09.

            "Class" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term A Loans, Term C Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term A Commitment or Term C Commitment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, Term A Lender or a Term C Lender.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" means any and all "Collateral," "Mortgaged Property," "Securities Collateral" or "Trust Property," as defined in any applicable Security Document.

            "Collateral Account" means the collateral account or sub-account established and maintained by the Collateral Agent in its name as Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of the Security Agreement.

            "Collateral Agent" means Citicorp North America, Inc., in its capacity as collateral agent for the Secured Parties under the Security Documents.

            "Commitment" means, with respect to any Lender, such Lender's Revolving Credit Commitment, Term A Commitment or Term C Commitment or any combination thereof (as the context requires).

            "Commitment Fee" has the meaning assigned to such term in Section 2.10(a).

            "Commitment Fee Average Daily Amount" has the meaning assigned to such term in Section 2.10(a).

            "Commitment Fee Percentage" means, for any day (i) prior to the Trigger Date, 0.50% per annum, and (ii) on and after the Trigger Date, (x) if the Total Net Leverage Ratio is greater than or equal to 3.50 to 1.0, 0.50% and
(y) if the Total Net Leverage Ratio is less than 3.50 to 1.0, 0.375%.

            "Commitment Fee Termination Date" has the meaning assigned to such term in Section 2.10(a).

            "Commitment Percentage" means the percentage of the Total Revolving Credit Commitment represented by such Lender's Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Commitment Percentage shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

            "Communications" has the meaning assigned to such term in Section 9.17(a).

            "Compliance Certificate" has the meaning assigned to such term in
Section 5.01(b) and shall be substantially in the form of Exhibit E to the Original Credit Agreement except that (i) references therein to the "Credit Agreement" shall refer to this Agreement and (ii) the reference to "$10.0 million" in the definition of "Total Net Debt" included therein shall be replaced with "$25.0 million."

            "Conduit Financing Arrangement" has the meaning assigned to such term in Section 2.16.

            "Consolidated Current Assets" means, with respect to the Restricted Group as at any date of determination, the total assets of the Restricted Group which should properly be classified as current assets on a combined consolidated balance sheet of CCI Illinois Holdings and CCI Texas Holdings in accordance with GAAP other than any cash or cash equivalents.

            "Consolidated Current Liabilities" means, with respect to the Restricted Group as at any date of determination, the total liabilities of the Restricted Group which should properly be classified as current liabilities (other than the current portion of any long term indebtedness) on a combined consolidated balance sheet of CCI Illinois Holdings and CCI Texas Holdings in accordance with GAAP.

            "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period (a) plus all amounts deducted in arriving at such Consolidated Net Income amount in respect of, without duplication, (i) interest expense, amortization or write-off of debt discount, (ii) foreign, federal, state and local income Taxes for such period, (iii) charges for depreciation of fixed assets and amortization of intangible assets during such period, (iv) non-cash charges for the impairment of long lived assets during such period, (v) fees accrued during such period pursuant to the Professional Services Fee Letters in an amount not to exceed $5.0 million in any twelve-month period in compliance with Section 6.07(iii), (b) minus (in the case of gains) or plus (in the case of losses) gain or loss on any sale of assets, (c) minus (in the case of gains) or plus (in the case of losses) non-cash charges relating to foreign currency gains or losses, (d) plus (in the case losses) and minus (in the case of income) non-cash minority interest income or loss, (e) plus (in the case of items deducted in arriving at Consolidated Net Income) and minus (in the case of items added in arriving at Consolidated Net Income) non-cash charges resulting from changes in accounting principles, (f) plus extraordinary loss as defined by GAAP, (g) plus the first $15.0 million of other expenses relating to the integration of the Acquired Business incurred after the Effective Date, during the 2004 Fiscal Year and the 2005 Fiscal Year as specified in reasonable detail in the Compliance Certificates delivered pursuant to Section 5.01 for the applicable periods within such Fiscal Years, (h) minus the sum of (x) interest income, and (y) extraordinary income or gains as defined by GAAP; provided that Consolidated EBITDA for the Restricted Group for the Fiscal Quarters ended September 30, 2003, December 31, 2003 and March 31, 2004 shall be deemed to be $31.3 million, $30.1 million and $29.0 million, respectively; provided, further that for the Fiscal Quarter ending June 30, 2004, Consolidated EBITDA for the Restricted Group will be increased by the amount of unusual or nonrecurring charges, fees or expenses (excluding integration expenses) relating to the Transactions (including, without limitation, for severance payments and retention bonuses) to the extent such charges, fees or expenses reduced Consolidated EBITDA in such Fiscal Quarter (net of any offsetting items that increased Consolidated EBITDA in such Fiscal Quarter as a result thereof) and to give pro forma effect to the Transactions as if they had occurred on the first day of such Fiscal Quarter in an aggregate amount not to exceed $12.0 million (and any such amount shall be specified in reasonable detail in the Compliance Certificate for the June 30, 2004 Fiscal Quarter delivered pursuant to Section 5.01).

            "Consolidated Fixed Charges" means, with respect to the Restricted Group for any period, the sum of (a) Cash Interest Expense of the Restricted Group for such period, (b) the aggregate amount of cash dividends paid by CCI Illinois Holdings and CCI Texas Holdings for such period, (c) the aggregate amount of scheduled principal payments in respect of Indebtedness of the Restricted Group during such period, (d) the aggregate amount of optional principal payments made during such period in respect of Indebtedness of the Restricted Group for such period, to the extent that such payments reduced any scheduled principal payments that would have become due within one year after the date of the applicable payment, (e) Capital Expenditures of the Restricted Group for such period to the extent made from Internally Generated Funds, (f) the aggregate amount of federal, state and local income taxes and franchise and other similar taxes and assessments imposed on (or measured by) net income paid in cash by the Restricted Group during such period (net of any cash refunds of such taxes received by them during such period, to the extent that such refunds are not otherwise at any time reflected in Consolidated Net Income), (g) the consolidated amount of fees actually paid in cash during such period by members of the Restricted Group pursuant to the Professional Services Fee Letters and (h) the aggregate amount of Restricted Payments made pursuant to Section 6.07(iv).

            "Consolidated Indebtedness" means, at a particular date, the aggregate stated balance sheet amount of all Indebtedness of CCI Illinois Holdings and CCI Texas Holdings determined on a combined consolidated basis in accordance with GAAP at such date.

            "Consolidated Interest Expense" means, with respect to CCI Illinois Holdings and CCI Texas Holdings on a combined consolidated basis for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest.

            "Consolidated Net Income" means, for any period, the net income or loss of CCI Illinois Holdings and CCI Texas Holdings for such period determined on a combined consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) the income or loss of any Person (other than consolidated Subsidiaries of either of the Borrowers) in which any other Person (other than the Borrowers or any of their Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to either of the Borrowers or any of their Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, (iv) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with either of the Borrowers or any of their Subsidiaries or that Person's assets are acquired by either of the Borrowers or any of their Subsidiaries, (v) the income of any consolidated Subsidiary to the extent that declaration of payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (vi) the amount of Restricted Payments made during such period pursuant to clause (xi) of Section 6.07.

            "Consolidated Working Capital" means with respect to the Restricted Group, at any date, the excess of Consolidated Current Assets of the Restricted Group on such date over Consolidated Current Liabilities of the Restricted Group on such date.

            "consolidating" with respect to financial information shown on a combined basis, shall mean an unaudited reconciliation setting forth intercompany adjustments made in combining the consolidated financial information of CCI Illinois Holdings and the consolidated financial information of CCI Texas Holdings.

            "Contested Collateral Lien Conditions" means (a) with respect to any proceeding instituted contesting any amount payable by any Loan Party or any of its Subsidiaries, such proceeding operates to stay the sale or forfeiture of any portion of the Collateral on account of such Lien; and (b) in the event the amount of any such Lien shall exceed $2.0 million, the Loan Party or its applicable Subsidiary shall either obtain a bond or maintain cash reserves, in either case, in an amount sufficient to pay and discharge such Lien and the Collateral Agent's reasonable estimate of all interest and penalties related thereto.

            "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "controlling" and "controlled" have meanings correlative thereto.

            "Co-Syndication Agents" has the meaning assigned to such term in the preamble hereto.

            "Credit Event" has the meaning assigned to such term in Section
4.02.

            "Cure Amount" has the meaning assigned to such term in Section 7.05.

            "Cure Right" has the meaning assigned to such term in Section 7.05.

            "Debt Incurrence" has the meaning assigned to such term in Section 2.05(c)(ii).

            "Default" means any Event of Default, any Event of Termination and any event or condition which upon notice, lapse of time or both would constitute an Event of Default or Event of Termination.

            "Destruction" means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of any member of the Restricted Group.

            "Documentation Agent" has the meaning assigned to such term in the preamble hereto.

            "Dollars" or "$" means lawful money of the United States of America.

            "Domestic Subsidiary" means any Subsidiary of a Borrower that is not a Non-U.S. Subsidiary.

            "Effective Date" means April 14, 2004.

            "Environment" means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

            "Environmental Claim" means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transporta-tion, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

            "Environmental Laws" means any and all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any member of the Restricted Group directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the Environment.

            "Environmental Permit" means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

            "Equity Financing" means the issuance of Equity Interests of Homebase to certain of the Permitted Holders on the Effective Date in exchange for $89.0 million of cash from the Sponsors pursuant to the Homebase LLC Agreement, the proceeds of which will be contributed through CCI Texas Holdings to the TXU Borrower in order to fund a portion of the purchase price in the Acquisition.

            "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

            "Equity Issuance" has the meaning assigned thereto in Section 2.05(c)(i).

            "Equity Rights" means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Sections 414(b) or (c) of the Code, and for the purpose of
Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each "applicable section" under Section 414(t)(2) of the Code, within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

            "ERISA Event" means (a) any "reportable event," as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiem-ployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.

            "Eurodollar Borrowing" means a Borrowing comprised of Eurodollar Loans.

            "Eurodollar Loan" means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

            "Event of Default" has the meaning assigned to such term in Section 7.01.

            "Event of Termination" has the meaning assigned to such term in
Section 7.01.

            "Excess Cash Flow" means, without duplication, with respect to the Restricted Group for any Excess Cash Flow Period:

            (a) Consolidated Net Income (without giving effect to clause (iii) of the definition thereof with respect to any cash net after-tax income
      (loss) from discontinued operations or after-tax gain or loss on disposal of discontinued operations) adjusted to exclude any amount of gain or loss included in both (x) Consolidated Net Income and (y) Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.05(c)(iii) or
      (iv), plus

            (b) the amount of depreciation, amortization of intangibles, deferred taxes and other non-cash expenses which, pursuant to GAAP, were deducted in determining such Consolidated Net Income, plus

            (c) decreases in Consolidated Working Capital, minus

            (d) increases in Consolidated Working Capital, minus

            (e) the amount of Capital Expenditures made from Internally Generated Funds, minus

            (f) payments of principal under the Term A Loans, Term B Loans (prior to the Restatement Effective Date) and Term C Loans on the Term A Installment Dates, Term B Installment Dates and Term C Installment Dates pursuant to Section 2.05(d) (and, in the case of Term B Loans, pursuant to Section 2.05(d) of the Original Credit Agreement) during such period to the extent funded with Internally Generated Funds, minus

            (g) to the extent such amounts were not deducted in determining Consolidated Net Income, fees (i) paid in cash during such period or (ii) accrued during such period and paid in cash prior to the date of required prepayment from Excess Cash Flow pursuant to Section 2.05(c)(v), in each case, under the Professional Services Fee Letters in an aggregate amount not to exceed $5.0 million in any 12 month period (it being understood that any such amount which has reduced Excess Cash Flow in one Excess Cash Flow Period shall not reduce Excess Cash Flow in any subsequent Excess Cash Flow Period), minus

            (h) optional prepayments of principal under the Term A Loans and Term C Loans made during such period to the extent funded with Internally Generated Funds.

            For purposes of the foregoing and without duplication, Consolidated Net Income will exclude (x) all losses on the sale of capital assets or losses which are out of the ordinary course of business and (y) all write-downs of capital assets.

            "Excess Cash Flow Period" means the period commencing on and including January 1 of each Fiscal Year and ending on and including December 31 of such Fiscal Year; provided, that for the 2004 Fiscal Year, the Excess Cash Period shall commence on and include the Effective Date and end on and include December 31, 2004.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Excluded Debt Issuance" means any incurrence of Indebtedness permitted by Section 6.01(a).

            "Excluded Equity Issuances" means (x) the Equity Financing, (y) the issuance of Equity Interests or Equity Rights of Homebase or any other direct or indirect common parent company of CCI Texas Holdings and CCI Illinois Holdings to the extent the Net Proceeds therefrom are used (i) to make a contribution to the CCI Borrower and/or the TXU Borrower in connection with the exercise of a Cure Right pursuant to Section 7.05 or (ii) to make an equity contribution to any member of the Restricted Group to finance all or a portion of any Permitted Acquisition and (z) the issuance of Equity Interests or Equity Rights of Homebase or any other direct or indirect common parent company of CCI Texas Holdings and CCI Illinois Holdings to one or more of the Permitted Holders, to the extent the Net Proceeds therefrom are used to make a contribution to any Subsidiary of such Person that is not a member of the Restricted Group.

            "Federal Funds Rate" means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

            "Fee Letter" means the Fee Letter dated January 15, 2004 among the Administrative Agent, the Joint Lead Arrangers, the Documentation Agent, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch and the Borrowers and the Fee Letter dated as of October 7, 2004 among the Administrative Agent, the Joint Lead Arrangers and the Borrowers.

            "Fee Percentage" means, with respect to the CCI Borrower, 50% and, with respect to the TXU Borrower, 50%.

            "Fees" means the Commitment Fees, the LC Fees and the Agent Fees.

            "Financial Covenants" means those covenants and agreements of the Loan Parties set forth in Sections 6.11 through 6.15, inclusive.

            "Financial Officer" of any corporation, partnership or other entity means the chief financial officer, the principal accounting officer, Treasurer or Controller (or person having an analogous title) of such corporation, partnership or other entity.

            "Financing Documents" means the Loan Documents, the Homebase LLC Agreement (but only for so long as Homebase is a Loan Party) and the Notes Documents.

            "Financing Transactions" means, collectively, (i) the execution and delivery by each Loan Party of each of the Loan Documents and the Borrowing of the Term A Loans and the Term B Loans and Revolving Loans hereunder in each case on the Effective Date, (ii) the issuance of the Senior Notes on the Effective Date, (iii) the Equity Financing and (iv) the repayment of the Indebtedness to Be Paid.

            "Fiscal Quarter" means any quarter of a Fiscal Year.

            "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2004 Fiscal Year") refer to the Fiscal Year ending on December 31 occurring during such calendar year.

            "Fixed Charge Coverage Ratio" means for any period the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period. For Test Periods ending prior to the one year anniversary of the Effective Date, Consolidated Fixed Charges shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred on the first day of such Test Period except that (i) clause (e) of the definition of "Consolidated Fixed Charges" will be determined on an actual historical basis (and using the historical consolidated financial information of TXUCV and the CCI Borrower in the case of periods prior to the Effective Date) and (ii) clause
(c) of the definition of "Consolidated Fixed Charges" will be based on the average quarterly scheduled repayments of principal during the first calendar year following the Effective Date.

            "Foreign Plan" means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any of its Subsidiaries primarily for the benefit of employees of any Loan Party or any of its Subsidiaries employed outside the United States.

            "GAAP" means, subject to Section 1.03, generally accepted accounting principles in the United States applied on a consistent basis.

            "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank, including, without limitation, the Federal Communications Commission, the Texas Public Utilities Commission and the ICC.

            "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a "synthetic lease"), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor's maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

            "Guarantee Agreements" means, collectively, the CCI Illinois Borrower Group Guarantee Agreement, the CCI Texas Borrower Group Guarantee Agreement, the Homebase Pledge and Guarantee Agreement and, if executed, the ICTC Security and Guarantee Agreement.

            "Hazardous Materials" means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing materials or equipment of any nature which can give rise to Environmental Liability under, or are regulated pursuant to, any Environmental Law.

            "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

            "Homebase" means Homebase Acquisition, LLC, a Delaware limited liability company.

            "Homebase LLC Agreement" means the Second Amended and Restated Limited Liability Company Agreement, dated January 15, 2004, among Homebase and the equity holders named therein, as the same may be amended in accordance with the terms of this Agreement.

            "Homebase Pledge and Guarantee Agreement" means the Pledge and Guarantee Agreement, substantially in the form of Exhibit I-2 to the Original Credit Agreement.

            "ICC" means the Illinois Commerce Commission and any successor organization performing similar regulatory functions.

            "ICTC" means Illinois Consolidated Telephone Company, an Illinois corporation.

            "ICTC Security and Guarantee Agreement" means an agreement, in the form and on the terms approved by the ICC and the Administrative Agent, pursuant to which ICTC guarantees a portion of the obligations of the CCI Borrower under the Loan Documents to which it is a party and grants a security interest in its assets to the Collateral Agent.

            "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Restricted Group, any qualification or exception to such opinion or certification:

            (a) which is of a "going concern" or similar nature;

            (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

            (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrowers to be in Default under any Financial Covenant.

            "Increased Cost Lender" has the meaning assigned thereto in Section 2.20.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding obligations to pay salary or benefits under deferred compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness (excluding prepaid interest thereon) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness or other financial obligations of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, surety bonds and performance bonds, whether or not matured. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

            "Indebtedness to Be Paid" has the meaning set forth in Section 3.21(b).

            "Indebtedness to Remain Outstanding" has the meaning set forth in
Section 3.21(a).

            "Indemnity Payment" means any payment received by the TXU Borrower or any other Restricted Group Member under any escrow arrangement under any Acquisition Document or as a direct or indirect result of any breach of any term or provision of the Acquisition Documents or otherwise in respect of any claim by the TXU Borrower or any other Restricted Group Member arising out of the Acquisition (other than to the extent relating to indemnification or reimbursement of amounts paid by the Loan Parties to persons other than the Loan Parties).

            "Information Memorandum" means (i) the Confidential Information Memorandum dated as of March 2004 and posted electronically on Intralinks relating to the Loan Parties and their Subsidiar-ies and this Agreement and (ii) the Offering Circular of CCI Illinois Holdings and CCI Texas Holdings dated April 2, 2004 related to the Senior Notes.

            "Interest Expense Coverage Ratio" means, for any Test Period, the ratio of (a) Consolidated EBITDA to (b) Cash Interest Expense, in each case for such Test Period.

            "Interest Payment Date" means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.

            "Interest Period" means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and (except as provided in Section 2.02(a)) ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or if available to all Lenders, 9 or 12 months) thereafter, as the applicable Borrower may elect, or (b) as to any ABR Borrowing (other than a Swingline Borrowing), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Term C Maturity Date and (iii) the date such Borrowing is paid or prepaid in accordance with Section 2.05 or converted in accordance with
Section 2.03 and (c) as to any Swingline Loan, a period commencing on the date of such Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) the Revolving Credit Maturity Date and (iii) the date such Loan is prepaid in accordance with Section 2.05; provided that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

            "Intermediate Holdco" has the meaning assigned to such term in the definition of "Change in Control."

            "Internally Generated Funds" shall mean funds not constituting the proceeds of any Debt Incurrence, Equity Issuance, Asset Sale or insurance recovery.

            "Investment" has the meaning assigned to such term in Section 6.04.

            "Issuing Bank" means Credit Suisse First Boston, acting through its Cayman Islands Branch, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i), and any other Revolving Lender approved by the Administrative Agent and the Borrowers. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

            "Joint Lead Arrangers" has the meaning assigned to such term in the preamble hereto.

            "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

            "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of either Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.

            "LC Fees" has the meaning assigned to such term in Section 2.10(b).

            "Lender Addendum" means, with respect to any Term C Lender, a Lender Addendum in a form approved by the Administrative Agent and the Borrowers pusuant to which such Term C Lender, has agreed to make Term C Loans to the Borrowers under this Agreement on the Restatement Effective Date in the manner contemplated by Section 1.04(c) in an amount not to exceed such Lenders' Term C Commitment.

            "Lender Affiliate" means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

            "Lenders" has the meaning assigned to such term in the preamble hereto.

            "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate supplied to the Administrative Agent at its request quoted by the Reference Banks in the London interbank market as of the day two Business Days prior to the commencement of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such asset or any filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) in the case of any investment property or deposit account, any contract or other agreement, express or implied, under which any Person has the right to control such investment property or deposit account and (e) any other agreement intended to create any of the foregoing.

            "Loan Documents" means this Agreement, each Acknowledgment of Limitation on Remedies, the Professional Services Fee Subordination Agreement, the Guarantee Agreements, the Security Documents, if requested by a Lender pursuant to Section 2.07(e), each Note and, solely for purposes of Section 7.01(a), the Fee Letter.

            "Loan Parties" means Homebase (until such time, if any, as Homebase shall form an Intermediate Holdco, and shall have been released from the Homebase Pledge and Guarantee Agreement in accordance with Section 5.12(b), after which time the term "Loan Parties" shall include such Intermediate Holdco but not Homebase), CCI Illinois Holdings, CCI Texas Holdings, the Borrowers and the Subsidiary Loan Parties.

            "Loans" means the Revolving Loans, the Swingline Loans, the Term A Loans, the Term B Loans and the Term C Loans.

            "Material Adverse Effect" means a materially adverse effect on (a) the business, results of operations or condition (financial or otherwise) of the Restricted Group, taken as a whole, or (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (c) the rights of or benefits available to the Lenders under any Loan Document or (d) the value of the Collateral or the validity, enforceability, perfection or priority of the Liens granted to the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral pursuant to the Security Documents.

            "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any member or members of the Restricted Group, individually or in an aggregate principal amount exceeding $5.0 million. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of any member of the Restricted Group in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such member of the Restricted Group would be required to pay if such Hedging Agreement were terminated at such time.

            "Maximum Rate" has the meaning assigned to such term in Section
9.09.

            "Moody's" means Moody's Investors Service, Inc.

            "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations, including any amendment thereto. Each Mortgage shall be substantially in the form of Exhibit M to the Original Credit Agreement or otherwise satisfactory in form and substance to the Collateral Agent.

            "Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned or leased by a Loan Party and identified on
Schedule 5.19(a)(i) of the Original Credit Agreement, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11 or Section 5.12.

            "Multiemployer Plan" means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.

            "Net Proceeds" means, with respect to any Equity Issuance, Debt Incurrence, Asset Sale, Destruction, Taking or Indemnity Payment, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received,
(ii) in the case of a Destruction, insurance proceeds in excess of $1.0 million, and (iii) in the case of a Taking, condemnation awards and similar payments in excess of $1.0 million, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Loan Parties and their Subsidiaries to third parties in connection with such event, (ii) the amount of all taxes paid (or reasonably estimated to be payable) by the Loan Parties and their Subsidiaries, and (iii) in the case of an Asset Sale, the amount of all payments required to be made by the Loan Parties and their Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by a Permitted Lien ranking prior to the Liens securing the Obligations on such asset and the amount of any reserves established by the Loan Parties and their Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding two years, and that are directly attributable to such event (as reasonably determined by the Borrowers); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered "Net Proceeds" upon such reduction.

            "90% Owned Subsidiary" means any Domestic Subsidiary at least 90% of the Equity Interests of which are owned by the Borrowers and/or one or more wholly owned Subsidiaries of the Borrowers.

            "Non-U.S. Jurisdiction" means each jurisdiction of organization of a Subsidiary of Homebase other than the United States (or any State thereof) or the District of Columbia.

            "Non-U.S. Subsidiary" means any Subsidiary of either Borrower that is or becomes organized under the laws of a Non-U.S. Jurisdiction.

            "Note" means a note substantially in the form of Exhibit F-1, F-2 or F-3 to the Original Agreement; provided, that in the case of Exhibit F-2 to the Original Credit Agreement, the reference therein to (i) "Term B Loans" is hereby amended to refer to "Term C Loans", (ii) the "Term B Loan Maturity Date" is hereby amended to refer to the "Term C Loan Maturity Date" and (iii) "Term B Note" is hereby amended to refer to "Term C Note."

            "Obligations" means (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to either Borrower and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or LC Disbursements made pursuant to Letters of Credit issued for the account of either Borrower and all other obligations and liabilities of either Borrower to any Agent, the Issuing Bank or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel), or otherwise, and (b) the due and punctual payment and performance by each Borrower and each other Loan Party under (i) each Hedging Agreement relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into and
(ii) the Hedging Agreements set forth on Schedule 3.21(a) of the Original Credit Agreement.

            "Organic Document" means (i) relative to each Person that is a corporation, its charter, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, (ii) relative to each Person that is a partnership, its partnership agreement and any other similar arrangements applicable to any partnership or other Equity Interests in the Person, (iii) relative to each Person that is a limited liability company, its limited liability company agreement and any other similar arrangements applicable to such limited liability company or other Equity Interests in such Person, and
(iv) relative to any Person that is any other type of legal entity, such documents as shall be comparable to the foregoing.

            "Participant" has the meaning assigned to such term in Section 9.04(f).

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

            "Pension Plan" means a "pension plan," as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Loan Party or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

            "Perfection Certificate" means a certificate in the form of Annex 2 to the Security Agreement or any other form approved by the Collateral Agent.

            "Permitted Acquisition" means any acquisition by a Borrower or a Subsidiary Loan Party of a Person, business or division relating to a business (or in the case of the acquisition of a Person, substantially all of such Person's activities constitute a business permitted to be conducted by the Borrowers and their Subsidiaries in accordance with Section 6.03) permitted to be conducted by the Borrowers and their Subsidiaries in accordance with Section 6.03, provided that the following conditions are met: (i) immediately prior to, and after giving effect to, such acquisition on a pro forma basis (with adjustments permitted by Regulation S-X under the Exchange Act) as if such acquisition had been consummated on the first day of the immediately preceding Test Period, the Borrowers would be in compliance with the Financial Covenants,
(ii) either (x) the consideration paid by the Loan Parties and their Subsidiaries in such acquisition consists solely of Equity Interests of Homebase, an Intermediate Holdco or a Super Holdco or (y) if such acquisition involves any cash or other Property (or the assumption of any Indebtedness by a Loan Party or any Subsidiary of a Loan Party) of a Loan Party or a Subsidiary of a Loan Party (I) the fair market value of all cash and other Property paid and Indebtedness assumed by the Loan Parties and their Subsidiaries is less than $150.0 million in the aggregate following the Effective Date (it being understood that, to the extent that Available Proceeds are available to make an Investment pursuant to Section 6.04(xii), the Borrowers may also elect to expend such Available Proceeds pursuant to Section 6.04(xii)) and (II) immediately after giving effect to such acquisition on a pro forma basis (with adjustments permitted by Regulation S-X under the Exchange Act) as if such acquisition had been consummated on the first day of the immediately preceding Test Period, the Total Net Leverage Ratio of the Restricted Group would have been less than 5.0:1.0; (iii) any Person acquired in such acquisition becomes a Subsidiary Loan Party and grants a security interest in its assets to the extent required by
Section 5.11 or if such acquisition consists of Property other than Equity Interests of a Person that becomes a Subsidiary, the Borrowers or the Subsidiary Loan Parties acquiring such Property comply with Section 5.11; and (iv) such acquisition was not commenced or at any time conducted as a "hostile" transaction.

            "Permitted Asset Swap" means a transfer of assets consisting primarily of local exchange carrier access lines and related assets by a Loan Party in which the consideration received therefrom consists of assets consisting primarily of local exchange carrier access lines and related assets (other than cash) that will be used in its business; provided that (x) the fair market value (as determined in good faith by the board of directors of such Loan Party) of the assets so transferred shall not exceed the fair market value (determined as provided in the preceding parenthetical) of the assets so received and (y) the fair market value (as determined in good faith by the board of directors of such Loan Party) of the assets transferred pursuant to all such transactions following the Effective Date shall not exceed (determined solely as of the date of any transfer) 15% of consolidated tangible assets (as shown on the combined consolidated balance sheet of CCI Illinois Holdings and CCI Texas Holdings most recently delivered to the Lenders and the Administrative Agent pursuant to Section 5.01).

            "Permitted Cure Security" means Equity Interests of Homebase or any direct or indirect common parent company of CCI Illinois Holdings and CCI Texas Holdings that (i) in the case of Equity Interests of Homebase, are subject to an Acknowledgment of Limitation on Remedies or (ii) have no mandatory redemption, repurchase or similar requirements (including upon the happening of any contingency) prior to the date which is 91 days after the Term C Loan Maturity Date and upon which all dividends or distributions, at the election of Homebase (or, in the event that an Intermediate Holdco has been formed, such Intermediate Holdco), may be paid either (i) in additional shares of such Equity Interests or
(ii) through the accrual of such dividends or distributions.

            "Permitted Holders" means (i) any of Richard A. Lumpkin, his spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of his siblings; (ii) in the event of the incompetence or death of any of the Persons described in clause (i), such Person's estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Homebase (or, in the event a Super Holdco has been formed, such Super Holdco);
(iii) any trust created for the benefit of the Persons described in clause (i) or (ii) or any trust for the benefit of any such trust; (iv) any investment entity a majority of the voting Equity Interests of which are owned by any of the Persons described in clause (i), (ii) or (iii); or (v) Providence Equity Partners IV, L.P., Spectrum Equity Investors III, L.P., Spectrum Equity Investors IV and their controlled Affiliates that are investment funds. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

            "Permitted Investments" means:

            (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

            (b) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

            (c) commercial paper maturing no more than nine months from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

            (d) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

            (e) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;

            (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through
      (e) above; and

            (g) demand deposits with First Mid-Illinois Bank & Trust, N.A., Mattoon, Illinois; and

            (h) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above (which repurchase obligations are secured by the underlying security) entered into with First Mid-Illinois Bank & Trust, N.A., Mattoon, Illinois.

            "Permitted Lien" has the meaning assigned to such term in Section 6.02.

            "Permitted Refinancing" shall mean, with respect to any Indebtedness, any refinancing thereof; provided, however, that (i) no Default shall have occurred and be continuing or would arise therefrom, (ii) any such refinancing Indebtedness shall (a) either (x) not have covenants, defaults, rights or remedies more burdensome in the aggregate to the obligor than the Indebtedness being refinanced or (y) not have covenants, defaults, rights or remedies more burdensome than the corresponding provisions of the Credit Agreement, (b) not have a stated maturity or Weighted Average Life to Maturity that is shorter than the Indebtedness being refinanced, (c) be at least as subordinate to the Obligations as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured), (d) not require the payment of cash interest earlier than was required by the terms of the Indebtedness being refinanced, and (e) be in an initial principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, plus in either case, the amount of reasonable expenses of the Loan Parties or any of their Subsidiaries incurred in connection with such refinancing, and (iii) the sole obligors and/or guarantors on such refinancing Indebtedness shall be the obligors and/or guarantors on such Indebtedness being refinanced.

            "Person" means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

            "Plan" means any Pension Plan or Welfare Plan.

            "Platform" has the meaning assigned to such term in Section 9.17(b).

            "Pledge Agreement" means the Pledge Agreement, substantially in the form of Exhibit I-1 to the Original Credit Agreement.

            "Pledged Securities" has the meaning provided in the Pledge
Agreement.

            "Preferred Stock" means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether or not outstanding or issued on the Effective Date.

            "Prepayment Date" has the meaning assigned to such term in Section 2.05(f).

            "Prior Liens" shall mean, with respect to each Mortgaged Property, the exceptions to title described in Schedule B to the Title Policy insuring the Lien of the Mortgage thereon.

            "Pro Rata Percentage" of any Revolving Lender at any time means the percentage of the aggregate Available Revolving Credit Commitment represented by such Lender's Available Revolving Credit Commitment.

            "Professional Services Fee Letters" means the amended and restated Professional Services Fee Letter dated as of the Effective Date among the CCI Borrower, Homebase, Richard A. Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc. and the Professional Services Fee Letter dated as of the Effective Date among the TXU Borrower, Homebase, Richard A. Lumpkin, Providence Equity Partners IV, Inc. and Applegate & Collatos, Inc.

            "Professional Services Fee Subordination Agreement" means the Professional Services Fee Subordination Agreement dated as of the Effective Date among Providence Equity Partners, Inc., Applegate & Collatos, Inc., Richard A. Lumpkin and the Administrative Agent in the form of Exhibit O to the Original Credit Agreement.

            "Projected Financial Statements" has the meaning assigned to such term in Section 3.16(c).

            "Property" means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

            "Public Equity Offering" means an underwritten public offering of common stock of a common corporate parent of the Borrowers pursuant to an effective registration statement under the Securities Act.

            "Public Market" means any time after (a) a Public Equity Offering has been consummated and (b) at least 15% of the total issued and outstanding common stock of a corporate parent of the Borrowers has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

            "Real Property" means all right, title and interest of any Restricted Group Member or any of its respective Domestic Subsidiaries in and to a parcel of real property owned, leased or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its respective Domestic Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

            "Reference Banks" means:

            (a) in connection with the initial syndication of the Loans and Commitments, in respect of LIBO Rate, the principal London office of Citibank, N.A.; and

            (b) in respect of LIBO Rate, the principal London office of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with the Borrowers.

            "Register" shall have the meaning given such term in Section
9.04(d).

            "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person's Affiliates.

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

            "Remedial Action" means (a) "remedial action" as such term is defined in CERCLA, 42 USC Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

            "Requirement of Law" means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

            "Requisite Class Lenders" means, at any time of determination, (i) for the Class of Term A Lenders, Term A Lenders holding more than 50% of the aggregate Term A Loans of all Term A Lenders; (ii) for the Class of Term C Lenders, Term C Lenders holding more than 50% of the aggregate Term C Loans of all Term C Lenders; and (iii) for the Class of Revolving Lenders, Revolving Lenders holding more than 50% of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure of all Revolving Lenders.

            "Requisite Lenders" means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure, (b) the aggregate outstanding amount of all Term A Loans and
(c) the aggregate outstanding amount of all Term C Loans.

            "Requisite Revolving Lenders" means, collectively, Revolving Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Revolving Credit Exposure.

            "Restatement Effective Date" See Section 4.01.

            "Restricted Group" means CCI Illinois Holdings, CCI Texas Holdings and each of their respective Subsidiaries.

            "Restricted Payment" means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in any member of the Restricted Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in any member of the Restricted Group.

            "Revolving Credit Borrowing" means a Borrowing comprised of Revolving Loans.

            "Revolving Credit Borrowing Request" means a Borrowing Request in connection with a Revolving Credit Borrowing.

            "Revolving Credit Commitment" means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such Revolving Lender's Revolving Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Revolving Lender's Revolving Credit Commitment is set forth on Schedule 2.01 of the Original Credit Agreement (in the case of Revolving Credit Commitments in effect on the Effective Date), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Lenders' Revolving Credit Commitments as of the Restatement Effective Date is $30.0 million.

            "Revolving Credit Commitment Period" means the period from and including the Effective Date to but not including the Revolving Credit Maturity Date or any earlier date on which the Revolving Credit Commitments to make Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.

            "Revolving Credit Exposure" means with respect to any Revolving Lender at any time, the sum of (a) the aggregate principal amount at such time of all outstanding Revolving Loans of such Revolving Lender, plus (b) such Revolving Lender's LC Exposure at such time, plus (c) such Revolving Lender's Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans. "Revolving Credit Maturity Date" means April 14, 2010.

            "Revolving Lender" means a Lender with a commitment to make Revolving Loans or with any Revolving Credit Exposure, in its capacity as such.

            "Revolving Loans" means the revolving loans made pursuant to clause
(ii) of Section 2.01(a).

            "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies.

            "SEC" means the Securities and Exchange Commission.

            "Secured Parties" has the meaning assigned to such term in the Security Agreement.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Security Agreement" means the Security Agreement, substantially in the form of Exhibit J to the Original Credit Agreement.

            "Security Documents" means the Security Agreement, the Pledge Agreement, the Homebase Pledge and Guarantee Agreement, the ICTC Security and Guarantee Agreement (if entered into), the Mortgages and the Perfection Certificate executed by the Loan Parties and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11,
5.12 or 5.16 to secure any of the Obligations.

            "Senior Notes" means $200.0 million aggregate principal amount of 9.75% Senior Notes due 2012 of CCI Illinois Holdings and CCI Texas Holdings issued on the Effective Date, including the senior notes to be issued pursuant to a registered exchange offer therefor as contemplated in the offering document for the Senior Notes.

            "Senior Notes Documents" shall mean the Senior Notes, the Senior Notes Indenture and all other material documents executed and delivered with respect to the Senior Notes or the Senior Notes Indenture (other than the Homebase Pledge and Guarantee Agreement), as in effect on the Effective Date and as the same may be modified, supplemented, restated and/or amended from time to time in accordance with the terms hereof and thereof.

            "Senior Notes Indenture" shall mean the Indenture, dated as of the Effective Date, between CCI Illinois Holdings, CCI Texas Holdings and Wells Fargo Bank, N.A., as trustee, as in effect on the Effective Date and as the same may be modified, supplemented and/or amended from time to time in accordance with the terms hereof and thereof.

            "Senior Secured Leverage Ratio" means, at any date, the ratio of (a) Consolidated Indebtedness of members of the Restricted Group of the types referred to in clauses (a)(i), (a)(iii), (a)(ix), (a)(x) and (a)(xvii) of
Section 6.01 (in each case, to the extent that any such Indebtedness is secured by a Lien on any assets or property of any member of the Restricted Group) as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

            "Statutory Reserve Rate" means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans. Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Subsidiary" means, with respect to any Person, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; or (iii) any other legal entity the accounts of which would or should be consolidated with those of such Person on a consolidated balance sheet of such Person prepared in accordance with GAAP. Unless otherwise indicated, when used in this Agreement, the term "Subsidiary" shall refer to a Subsidiary of the Borrowers.

            "Subsidiary Loan Party" means each of the Borrowers' Domestic Subsidiaries that guarantee the Obligations pursuant to the applicable Guarantee Agreement, as identified on Schedule 3.10 of the Original Credit Agreement.

            "Super Holdco" has the meaning assigned to such term in the definition of "Change in Control."

            "Survey" means a survey of any Mortgaged Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the Title Policy and issue a survey endorsement.

            "Swingline Commitment" means the commitment of the Swingline Lender to make Loans pursuant to Section 2.04.

            "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.

            "Swingline Lender" means Citicorp North America, Inc., in its capacity as lender of Swingline Loans.

            "Swingline Loan" has the meaning assigned to such term in Section 2.04(a).

            "Swingline Sublimit" has the meaning assigned to such term as
Section 2.04(a).

            "Taking" means any taking of any Property of any member of the Restricted Group or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of the Parent Guarantor or any Subsidiary or any portion thereof, by any Governmental Authority.

            "Taxes" has the meaning assigned to such term in Section 2.16.

            "Term A Borrowing" means a Borrowing comprised of Term A Loans on the Effective Date.

            "Term A Installment Date" has the meaning ascribed to such term in
Section 2.05(d)(i).

            "Term A Lender" means a Lender with an outstanding Term A Loan, in its capacity as such.

            "Term A Loan Maturity Date" means April 14, 2010.

            "Term A Loans" means the Loans made on the Effective Date pursuant to clause (i) of Section 2.01(a) of the Original Credit Agreement.

            "Term B Loans" means the loans made on the Effective Date pursuant to clause (ii) of Section 2.01(a) of the Original Credit Agreement.

            "Term B Installment Date" means each date on which Term B Loans were required to be repaid pursuant to the Original Credit Agreement.

            "Term C Borrowing" means a Borrowing comprised of Term C Loans on the Restatement Effective Date.

            "Term C Borrowing Request" means a Borrowing Request in connection with a Term C Borrowing on the Restatement Effective Date.

            "Term C Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term C Loan pursuant to clause (i) of Section 2.01(a) (or convert its Term B Loans pursuant to Section 1.04(b)) on the Restatement Effective Date, expressed as an amount representing the maximum principal amount of the Term C Loan to be made or converted by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of the Term C Commitment of any Term B Lender which has consented to the amendment and restatement of the Original Credit Agreement to occur on the Restatement Effective Date shall be equal to the principal amount of Term B Loans held by such Term B Lender on the Restatement Effective Date (unless such Term B Lender has committed, pursuant to a Lender Addendum, to provide a greater Term C Commitment, in which case such Term B Lender's Term C Commitment shall include any incremental amount set forth in such Lender Addendum) and the initial amount of each other Person with a Term C Commitment shall be the amount set forth in such Person's Lender Addendum. The initial aggregate amount of the Lenders' Term C Commitments is $313.95 million.

            "Term C Commitment Percentage" means, with respect to any Lender, such Lender's Term C Commitment expressed as a percentage of the Term C Commitments of all Lenders.

            "Term C Installment Date" has the meaning ascribed to such in
Section 2.05(d)(ii).

            "Term C Lender" means a Lender with a Term C Commitment or an outstanding Term C Loan, in its capacity as such.

            "Term C Loan Maturity Date" means October 14, 2011.

            "Term C Loans" means the Loans made pursuant to clause (i) of
Section 2.01(a).

            "Term C Sublimit" means, with respect to the CCI Borrower, $119.6 million and, with respect to the TXU Borrower, $194.35 million.

            "Terminated Lender" has the meaning assigned thereto in Section
2.20.

            "Test Period" means the four consecutive complete Fiscal Quarters of the Restricted Group then last ended as of each date listed under Test Period in Sections 6.11, 6.12, 6.14 and 6.15 or otherwise indicated. Compliance with such covenants shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period.

            "Title Company" means Chicago Title or such other title insurance or abstract company as shall be approved by the Collateral Agent.

            "Title Policy" has the meaning assigned to such term in Section 5.19(a)(iii).

            "Total Net Debt" means, at any date, Consolidated Indebtedness as of such date, net of the lesser of (i) the amount of cash and cash equivalents in excess of $5.0 million reflected on a combined consolidated balance sheet of CCI Illinois Holdings and CCI Texas Holdings as of such date other than any such amount that would be classified, in accordance with GAAP, as "restricted cash" (and excluding the cash and cash equivalents of any Subsidiary that is not a Loan Party to the extent such Subsidiary would be prohibited on such date from distributing such cash to a Loan Party) and (ii) $25.0 million.

            "Total Net Leverage Ratio" means, at any date, the ratio of (a) Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

            "Total Revolving Credit Commitment" means, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time.

            "TPUC" means the Texas Public Utilities Commission and any successor organization performing similar regulatory functions.

            "Transactions" means the Financing Transactions and the Acquisition.

            "Trigger Date" means the date on which a Compliance Certificate for the first quarter ending more than six months after the Effective Date shall have been received by the Administrative Agent pursuant to Section 5.01(b).

            "TXU Borrower" has the meaning ascribed to such term in the preamble to this Agreement.

            "TXUCV" means TXU Communications Ventures Company, a Texas corporation.

            "Type," when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the Adjusted LIBO Rate and the Alternate Base Rate.

            "UCC" shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

            "Unrefunded Swingline Loans" has the meaning assigned thereto in
Section 2.04(c).

            "Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

            "Welfare Plan" means a "welfare plan," as such term is defined in
Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

            SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Credit Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Credit Borrowing").

            SECTION 1.03. Terms Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.06.

            (b) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.

            SECTION 1.04. Effectiveness of Amendment and Restatement of Original Credit Agreement; Term B Loan Prepayment and Conversion, Etc. (a) The amendment and restatement of the Original Credit Agreement contemplated hereby shall become effective on the Restatement Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and the parties to the Original Credit Agreement and their respective successors and assigns. Prior to the Restatement Effective Date, the Original Credit Agreement shall remain in full force and effect and shall not be affected hereby. From and after the Restatement Effective Date, all Obligations of Homebase, Illinois Holdings, Texas Holdings and the Borrowers under the Original Credit Agreement shall become Obligations of such Persons hereunder, continuously secured by the Liens granted under the Security Documents, and the provisions of the Original Credit Agreement shall be superseded by the provisions of hereof. Unless omitted or modified in connection with the amendment and restatement of the Original Credit Agreement on the Restatement Effective Date, all schedules and exhibits, as amended prior to the Restatement Effective Date, shall not be amended or omitted and shall remain as annexed of the Original Credit Agreement.

            (b) Each Term B Lender (as defined under the Original Credit Agreement) (an "Existing Term B Lender") that executes and delivers a signed consent to the amendment and restatement of the Original Credit Agreement contemplated hereby will be deemed to have agreed to have committed pursuant to, and subject to the terms and conditions of, this Agreement to convert its Term B Loans (with respect to each Term B Lender, such Lender's "Existing Term B Loans") into Term C Loans on the Restatement Effective Date in a like principal amount. By executing a consent to the amendment and restatement of the Original Credit Agreement to occur on the Restatement Effective Date, each Existing

Term B Lender agrees to all other provisions of this amendment and restatement and to the conversion of its Existing Term B Loan to each Borrower into a Term C Loan to such Borrower.

            (b) Any Person that has agreed, pursuant to a Lender Addendum, to provide a Term C Commitment in a principal amount in excess of the principal amount of the Existing Term B Loans that it holds and is converting into Term C Loans under Section 1.04(b) will be required to fund in Dollars in immediately available funds on the Restatement Effective Date such amount for the purpose of funding, in part the repayment of any remaining Existing Term B Loans after giving effect to the conversion contemplated by Section 1.04(b). By executing a Lender Addendum, each Person providing a Term C Commitment shall be deemed to have become a Term C Lender party hereto for all purposes hereof.

            (c) On the Restatement Effective Date, each Borrower shall use the proceeds of the Term C Commitments provided under Section 1.04(c), together with cash on hand, to optionally prepay any Existing Term B Loans which are not converted into Term C Loans as contemplated by Section 1.04(b).

            (d) All accrued and unpaid interest on the Existing Term B Loans to be converted as contemplated by Section 1.04(b) or repaid with the proceeds of Term C Loans as contemplated by Section 1.04(c) shall be paid to the Existing Term B Lenders holding such Existing Term B Loans on and through the Restatement Effective Date. Notwithstanding anything to the contrary contained herein, the conversion of Existing Term B Loans into Term C Facility Loans shall not be deemed to be a prepayment or conversion of Loans for purposes of Section 2.17 or
Section 2.03.

                                   ARTICLE II

                                   THE CREDITS

            SECTION 2.01. Credit Commitments. (a) Subject to the terms and conditions hereof, (i) each Term C Lender severally agrees to make (in the manner specified in Section 1.04) a Term C Loan in Dollars to each Borrower on the Restatement Effective Date in a principal amount not to exceed each such Lender's Term C Commitment Percentage of each Borrower's Term C Sublimit; and
(ii) each Revolving Lender severally agrees to make Revolving Loans in Dollars to either Borrower from time to time during the Revolving Credit Commitment Period. Amounts repaid or prepaid in respect of Term C Loans may not be reborrowed. During the Revolving Credit Commitment Period either Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may Revolving Loans be borrowed under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment then in effect or (ii) the Revolving Credit Exposure of any Revolving Lender would exceed such Revolving Lender's Revolving Credit Commitment.

            (b) The Revolving Loans and the Term C Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.

            (c) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commit-ments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

            (d) Notwithstanding anything in this Agreement to the contrary, the Loans of each Class to each Borrower shall be held at all times in identical ratios by each Lender of the applicable Class. The Borrowers and each Lender hereby agree that notwithstanding any other provision of this Agreement (including without limitation, Section 2.05(e)), if the application of any provision of this Agreement would otherwise result in the ratio of outstanding Loans to a Borrower of any Class to the total outstanding amount of Loans to both Borrowers of such Class (any such ratio, a "Loan Ratio") being higher or lower for any Lender of the applicable Class than the corresponding Loan Ratio for each other Lender of such Class, the Loans of such Class shall, without any action or consent by any Lender or any Borrower, be automatically reallocated among the Lenders of such Class at the time as the event which would have caused the Loan Ratios of any Lenders of the same Class to be different, such that, after giving effect to such reallocation, each Lender of such Class shall have identical Loan Ratios for the applicable Class of Loans. For the avoidance of doubt, no reallocation pursuant to this Section 2.01(d) shall be construed as a payment or borrowing with respect to any Loans subject to such reallocation. Absent manifest error, the determination of the Administrative Agent with respect to any such reallocation shall be binding on each Loan Party and each Lender. The following is a non-exclusive example of the intended application of the foregoing provision:

            (i) Immediately prior to the CCI Borrower being required to prepay $15.0 million aggregate principal amount of principal of its Term A Loans and Term C Loans with Net Proceeds from an Asset Sale, the aggregate principal amount of Term A Loans outstanding is $75.0 million. At the same time, there is $150.0 million aggregate principal amount of Term C Loans outstanding, consisting of $100 million of Term C Loans to the TXU Borrower and $50 million of Term C Loans to the CCI Borrower. The Class of Term C Lenders consists of two Lenders each of which holds $75.0 million aggregate principal amount of Term C Loans, consisting of $50 million of Term C Loans to the TXU Borrower and $25.0 million of Term C Loans to the CCI Borrower.

            (ii) In accordance with Section 2.05(e), one of the Term C Lenders (the "Declining Term C Lender") declines to accept the $5.0 million prepayment amount from such $15.0 million prepayment that would have otherwise been applied to reduce remaining installments of principal on its Term C Loans to the CCI Borrower while the other Term C Lender (the "Accepting Term C Lender") elects to have the $5.0 million prepayment applied to reduce remaining installments of principal on its Term C Loans to the CCI Borrower.

            (iii) Absent the application of this Section 2.01(d), following such prepayment, the Declining Term C Lender would hold $50.0 million of Term C Loans to the TXU Borrower and $25.0 million of Term C Loans to the CCI Borrower and the Accepting Term C Lender would hold $50.0 million of Term C Loans to the TXU Borrower and $20.0 million of Term C Loans to the CCI Borrower.

            (iv) However, as a result of the application of this Section 2.01(d), the Loan Ratios of the Declining Term C Lender and the Accepting Term C Lender will be equal, with the Declining Term C Lender holding approximately $51,724,137.93 of Term C Loans of the TXU Borrower and $23,275,862.07 of Term C Loans of the CCI Borrower and the Accepting Term C Lender holding approximately $48,275,862.07 of Term C Loans of the TXU Borrower and $21,724,137.93 of Term C Loans of the CCI Borrower.

            SECTION 2.02. Procedure for Borrowing. (a) Either Borrower may borrow under the Revolving Credit Commitments or the Term C Commitments (subject, in each case, to the limitations in Section 2.01(a)) by giving the Administrative Agent notice substantially in the form of Exhibit B to the Original Credit Agreement (a "Borrowing Request") (provided, that Exhibit B to the Original Credit Agreement is hereby amended by deleting each reference to "Term B Loan" and replacing it with "Term C Loan" and by deleting each reference to "Term B Borrowing" and replacing it with "Term C Borrowing"), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing, or (b) 11:00 a.m., New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing. The Borrowing Request for each Borrowing shall specify (i) whether the requested Borrowing is to be a Revolving Credit Borrowing, or a Term C Borrowing, (ii) the amount to be borrowed, (iii) the requested Borrowing Date (which must be the Restatement Effective Date in the case of a Term C Borrowing), (iv) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (v) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (vi) the location and number of such Borrower's account to which funds are to be disbursed, which shall comply with the requirements of this Agreement; provided that the Term C Loans (whether converted pursuant to Section 1.04(b) or funded as contemplated by Section 1.04(c)) shall have Interest Periods equal to the Interest Periods in effect with respect to the Term B Loans immediately prior to the Restatement Effective Date except that interest on such Term C Loans shall accrue from the Restatement Effective Date until the end of such Interest Periods. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower making such Borrowing Request shall be deemed to have selected an Interest Period of one month's duration.

            (b) Each Borrowing shall be in a minimum aggregate principal amount of (i) in the case of a Term C Borrowing, $5.0 million or an integral multiple of $1.0 million in excess thereof (or, if not an integral multiple of $1.0 million, such Borrower's full Term C Sublimit) or (ii) in the case of a Revolving Credit Borrowing, $1.0 million or an integral multiple of $500,000 in excess thereof (or, if less, the aggregate amount of the then Available Revolving Credit Commitments).

            (c) [Intentionally Omitted].

            (d) Upon receipt of a Term C Borrowing Request, the Administrative Agent shall promptly notify each Term C Lender which is required to fund its Term C Loans as contemplated by Section 1.04(c) of the aggregate amount of the Term C Borrowing and of the amount of such Term C Lender's pro rata portion thereof, which shall be based on such Lender's Term C Commitment Percentage. Each such Term C Lender will make its Term C Commitment Percentage of the Term C Borrowing available to the Administrative Agent for the account of the applicable Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Restatement Effective Date in funds immediately available to the Administrative Agent. Each Borrower hereby authorizes and directs the Administrative Agent to apply any amounts so received by the Administrative Agent from the borrowing of the Term C Loans to the prepayment of such Borrower's Term B Loans in accordance with
Section 2.05(a) of the Original Credit Agreement.

            (e) Upon receipt of a Revolving Credit Borrowing Request, the Administrative Agent shall promptly notify each Revolving Lender of the aggregate amount of such Revolving Credit Borrowing and of the amount of such Revolving Lender's pro rata portion thereof, which shall be based on the respective Available Revolving Credit Commitments of all the Revolving Lenders. Each Revolving Lender will make the amount of its pro rata portion of each such Revolving Credit Borrowing available to the Administrative Agent for the account of the applicable Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 12:00 p.m., New York City time, on the Borrow-ing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any Revolving Loans to be made to either Borrower, any Swingline Loans made to such Borrower or LC Disbursements for the account of such Borrower shall be then outstanding, the proceeds of such Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to the applicable Borrower as provided above; and provided further that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

            SECTION 2.03. Conversion and Continuation Options for Loans. (a) Either Borrower may elect from time to time to convert its (i) Eurodollar Loans to ABR Loans, by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., New York City time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, such Borrower shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing, and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Maturity Date, the Term A Loan Maturity Date or the Term C Loan Maturity Date, as applicable.

            (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving prior notice to the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default has occurred and is continuing, and (ii) after the date that is one month prior to the Revolving Credit Maturity Date, the Term A Loan Maturity Date or the Term C Loan Maturity Date, as applicable; and provided, further, that if the applicable Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify the applicable Borrower of such conversion).

            (c) There shall be no more than five (5) Interest Periods outstanding at any time with respect to the Eurodollar Loans made to a Borrower.

            (d) This Section shall not apply to Swingline Loans.

            SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (individually, a "Swingline Loan" and collectively, the "Swingline Loans") to either Borrower from time to time during the Revolving Credit Commitment Period in accordance with the procedures set forth in this Section 2.04, provided that
(i) the aggregate principal amount of all Swingline Loans shall not exceed $5.0 million (the "Swingline Sublimit") at any one time outstanding, (ii) the principal amount of any borrowing of Swingline Loans may not exceed the ag-gregate amount of the Available Revolving Credit Commitments of all Revolving Lenders immediately prior to such borrowing or result in the Aggregate Revolving Credit Exposure then outstanding exceeding the Total Revolving Credit Commitments then in effect, and (iii) in no event may Swingline Loans be borrowed hereunder if a Default shall have occurred and be continuing which shall not have been subsequently cured or waived. Amounts borrowed under this
Section 2.04 may be repaid and, up to but excluding the Revolving Credit Maturity Date, reborrowed. All Swingline Loans shall at all times be ABR Loans. A Borrower requesting a Swingline Loan shall give the Administrative Agent notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, on the requested Borrowing Date) specifying (A) the amount to be borrowed, and (B) the requested Borrowing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify the Swingline Lender of the aggregate amount of such borrowing. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice the Swingline Lender shall make such Swingline Loan available to the Administrative Agent for the account of the applicable Borrower at the office of the Administrative Agent set forth in Section 9.01 in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) and in like funds as received by the Administrative Agent. Each Borrowing pursuant to this Section 2.04 shall be in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof.

            (b) Notwithstanding the occurrence of any Default or noncompliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02, if any Swingline Loan shall remain outstanding at 10:00 a.m., New York City time, on the seventh Business Day following the Borrowing Date thereof and if by such time on such seventh Business Day the Administrative Agent shall have received neither (i) a notice of borrowing delivered by the Borrower which has borrowed such Swingline Loan pursuant to Section 2.02 requesting that Revolving Loans be made pursuant to
Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swingline Loan, nor (ii) any other notice satisfactory to the Administrative Agent indicating such Borrower's intent to repay such Swingline Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a notice from such Borrower pursuant to Section 2.02 requesting that ABR Revolving Loans be made pursuant to Section 2.01 on such immediately succeeding Business Day in an amount equal to the amount of such Swingline Loan, and the procedures set forth in Section 2.02 shall be followed in making such ABR Revolving Loans; provided that for the purposes of determining each Revolving Lender's Pro Rata Percentage with respect to such Borrowing, the Swingline Loan to be repaid with the proceeds of such Borrowing shall be deemed to not be outstanding. The proceeds of such ABR Revolving Loans shall be applied to repay such Swingline Loan.

            (c) If, for any reason, ABR Revolving Loans may not be, or are not, made pursuant to paragraph (b) of this Section 2.04 to repay any Swingline Loan as required by such paragraph, effective on the date such ABR Revolving Loans would otherwise have been made, each Revolving Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default, purchase a participating interest in such Swingline Loan ("Unrefunded Swingline Loan") in an amount equal to the amount of the ABR Revolving Loan which would otherwise have been made pursuant to paragraph (b) of this Section
2.04. Each Revolving Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participations shall be distributed by the Administrative Agent to the Swingline Lender. All payments by the Revolving Lenders in respect of Unrefunded Swingline Loans and participations therein shall be made in accordance with Section 2.13.

            (d) Notwithstanding the foregoing, a Revolving Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to the foregoing paragraphs if a Default shall have occurred and be continuing at the time such Swingline Loan was made and such Revolving Lender shall have notified the Swingline Lender in writing prior to the time such Swingline Loan was made, that such Default has occurred and that such Revolving Lender will not acquire participations in Swingline Loans made while such Default is continuing.

            SECTION 2.05. Optional and Mandatory Prepayments of Loans; Repayments of Term A Loans and Term C Loans. (a) Either Borrower may at any time and from time to time prepay the Loans made to it (subject to compliance with the terms of Section 2.16), in whole or in part, subject to Section 2.05(e), upon irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, two Business Days prior to the date of such prepayment (provided, that no notice shall be required in connection with the repayment of the Term B Loans with the proceeds of Term C Loans and the conversion of Term B Loans into Term C Loans), specifying (i) the date and amount of prepayment, and
(ii) the Class of Loans to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each; provided that in connection with any prepayment of Term C Loans prior to the one year anniversary of the Restatement Effective Date out of the proceeds of a substantially concurrent issuance or incurrence of term loans under this Agreement (excluding a refinancing of all the Loans in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement in connection with such transaction)), shall be accompanied by a prepayment fee equal to 1.0% of the aggregate amount of such prepayment if any of the interest rates payable in respect of such term loans is less than the corresponding interest rate that would have been payable in respect of the Term CLoans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be in a minimum principal amount of $3.0 million or a whole multiple of $1.0 million in excess thereof (or, if less, the remaining outstanding principal amount thereof). Partial prepayments of Swingline Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

            (b) In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds the Total Revolving Credit Commitment, each Borrower shall, to the extent such Borrower has Revolving Credit Borrowings or Swingline Borrowings outstanding at such time, be obligated to immediately prepay its Revolving Credit Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in the account established with the Administrative Agent pursuant to Section 2.06(j)) to the extent of such excess.

            (c) (i) If Homebase or any direct or indirect common parent company of CCI Texas Holdings and CCI Illinois Holdings shall issue any Equity Interests or Equity Rights (it being understood that the issuance of debt securities convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Right shall be governed by Section 2.05(c)(ii) below) (other than any Excluded Equity Issuance) (each, an "Equity Issuance"), 50% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of Loans in accordance with Section 2.05(e) below.

            (ii) If any member of the Restricted Group shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, any Equity Interest or Equity Rights) (other than Excluded Debt Issuances) (each, a "Debt Incurrence"), 100% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of Loans in accordance with Section 2.05(e) below.

            (iii) If any member of the Restricted Group shall receive Net Proceeds from any Asset Sale, 100% of such Net Proceeds shall be applied immediately after receipt thereof toward the prepayment of Loans in accordance with Section 2.05(e) below; provided that (x) the Net Proceeds from Asset Sales permitted by Section 6.05 shall not be required to be applied as provided herein on such date if and to the extent that (1) no Default exists on the date of such Asset Sale or would arise as a result of such Asset Sale and (2) the TXU Borrower (in the case of any Asset Sale by any member of the CCI Texas Borrower Group) or the CCI Borrower (in the case of any Asset Sale by any member of the CCI Illinois Borrower Group) delivers an officers' certificate to the Administrative Agent on or prior to the date of such Asset Sale stating that such Net Proceeds shall be reinvested in capital assets of such Borrower or any of its Subsidiaries in each case within 270 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended), (y) all such Net Proceeds shall be held in the Collateral Account and released therefrom only in accordance with the terms of the Security Agreement, and (z) if all or any portion of such Net Proceeds not so applied as provided herein is not allocated to reinvestment in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period, such remaining portion shall be applied on the last day of such period (or if any Net Proceeds allocated to such an investment on such 270th day shall cease to be so allocated or any such contractual commitment shall cease to be in effect and contractually committed, such remaining portion shall be applied on the date it ceases to be so allocated and contractually committed) as specified in this subsection
(c)(iii); provided, further, if the Property subject to such Asset Sale constituted Collateral under the Security Documents, then any capital assets purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with
Section 5.11.

            (iv) If any member of the Restricted Group shall receive proceeds from insurance or condemnation recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, 100% of the Net Proceeds thereof shall be applied immediately after receipt thereof toward the prepayment of Loans in accordance with Section 2.05(e) below; provided that, if such Net Proceeds are from a Taking or Destruction of Property of ICTC, such prepayments may be deferred until such time as ICTC would be permitted at such time to make a distribution of such amount; provided, further, that (x) so long as no Default then exists or would arise therefrom, such Net Proceeds shall not be required to be so applied to the extent that the TXU Borrower (in the case of any Destruction or Taking relating to any member of the CCI Texas Borrower Group) or the CCI Borrower (in the case of any Destruction or Taking relating to any member of the CCI Illinois Borrower Group) has delivered an officers' certificate to the Administrative Agent promptly following the receipt of such Net Proceeds stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the substitution of other Property used or usable in the business of such Borrower or its Subsidiaries, in each case within 270 days following the date of the receipt of such Net Proceeds, (y) all such Net Proceeds shall be held in the Collateral Account and released therefrom only in accordance with the terms of the Security Agreement, and (z) if all or any portion of such Net Proceeds has not been allocated to reinvestment in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period, such remaining portion shall be applied on the last day of such period (or if any Net Proceeds allocated and contractually committed to such an investment on such 270th day shall cease to be so allocated and contractually committed, such remaining portion shall be applied on the date it ceases to be so allocated and contractually committed), such remaining portion shall be applied on the last day of such period to prepay Loans pursuant to Section 2.05(e); provided, further, if the Property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any replacement or substitution Property purchased with the Net Proceeds thereof pursuant to this subsection shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.11.

            (v) If there shall be Excess Cash Flow for any Excess Cash Flow Period, 50% of such Excess Cash Flow shall be applied, not later than the 90th day after the end of such Excess Cash Flow Period, toward prepayment of Loans in accordance with Section 2.05(e) below.

            The applicable Borrower shall give the Administrative Agent at least five (5) Business Days' notice of any prepayment pursuant to this Section 2.05(c).

            (d) Installment Payments.

            (i) Each Borrower shall repay its Term A Loans in consecutive quarterly installments on the dates set forth below (each such day, a "Term A Installment Date"), commencing on December 31, 2004, in an aggregate amount for such Borrower equal to the amount specified below for such Borrower on such Term A Installment Date.

                                                      CCI Borrower                       TXU Borrower
                                                      ------------                       ------------
    Term A Installment Date                        Installment Amount                 Installment Amount
    -----------------------                        ------------------                 ------------------
    December 31, 2004                                 $1,366,120.08                     $1,967,213.25
    March 31, 2005                                    $1,366,120.08                     $1,967,213.26
    June 30, 2005                                     $1,536,885.25                     $2,213,114.75
    September 30, 2005                                $1,536,885.25                     $2,213,114.75
    December 31, 2005                                 $1,536,885.25                     $2,213,114.75
    March 31, 2006                                    $1,536,885.25                     $2,213,114.75
    June 30, 2006                                     $2,049,180.33                     $2,950,819.67
    September 30, 2006                                $2,049,180.33                     $2,950,819.67
    December 31, 2006                                 $2,049,180.33                     $2,950,819.67
    March 31, 2007                                    $2,049,180.33                     $2,950,819.67
    June 30, 2007                                     $2,049,180.33                     $2,950,819.67
    September 30, 2007                                $2,049,180.33                     $2,950,819.67
    December 31, 2007                                 $2,049,180.33                     $2,950,819.67
    March 31, 2008                                    $2,049,180.33                     $2,950,819.67
    June 30, 2008                                     $2,561,475.41                     $3,688,524.59
    September 30, 2008                                $2,561,475.41                     $3,688,524.59
    December 31, 2008                                 $2,561,475.41                     $3,688,524.59
    March 31, 2009                                    $2,561,475.41                     $3,688,524.59
    June 30, 2009                                     $3,278,688.52                     $4,721,311.48
    September 30, 2009                                $3,278,688.52                     $4,721,311.48
    December 31, 2009                                 $3,278,688.52                     $4,721,311.48
    Term A Loan Maturity Date                         $3,278,688.52                     $4,721,311.48

            (ii) Each Borrower shall repay the Term C Loans in consecutive quarterly installments on the dates set forth below (each such day, a "Term C Installment Date"), commencing on December 31, 2004, in an aggregate amount for each Borrower equal to the amount specified below for such Borrower on such Term C Installment Date.

                                                      CCI Borrower                       TXU Borrower
                                                      ------------                       ------------
    Term C Installment Date                        Installment Amount                 Installment Amount
    -----------------------                        ------------------                 ------------------
    December 31, 2004                                     $400,000                          $650,000
    March 31, 2005                                        $400,000                          $650,000
    June 30, 2005                                         $300,000                          $487,500
    September 30, 2005                                    $300,000                          $487,500
    December 31, 2005                                     $300,000                          $487,500
    March 31, 2006                                        $300,000                          $487,500
    June 30, 2006                                         $300,000                          $487,500
    September 30, 2006                                    $300,000                          $487,500
    December 31, 2006                                     $300,000                          $487,500
    March 31, 2007                                        $300,000                          $487,500
    June 30, 2007                                         $300,000                          $487,500
    September 30, 2007                                    $300,000                          $487,500
    December 31, 2007                                     $300,000                          $487,500
    March 31, 2008                                        $300,000                          $487,500
    June 30, 2008                                         $300,000                          $487,500
    September 30, 2008                                    $300,000                          $487,500
    December 31, 2008                                     $300,000                          $487,500
    March 31, 2009                                        $300,000                          $487,500
    June 30, 2009                                         $300,000                          $487,500
    September 30, 2009                                    $300,000                          $487,500
    December 31, 2009                                     $300,000                          $487,500
    March 31, 2010                                        $300,000                          $487,500
    June 30, 2010                                         $300,000                          $487,500
    September 30, 2010                                    $300,000                          $487,500
    December 31, 2010                                     $300,000                          $487,500
    March 31, 2011                                     $27,975,000                       $45,459,375
    June 30, 2011                                      $27,975,000                       $45,459,375
    September 30, 2011                                 $27,975,000                       $45,459,375
    Term C Loan Maturity Date                          $27,975,000                       $45,459,375

            (e) Subject to the proviso of this sentence, any prepayment of Loans pursuant to clause (i) or (v) of Section 2.05(c) above shall be applied pro rata to the Loans (in the order set below) of each Borrower in proportion to the total principal amount of Loans of each Borrower of the applicable Class outstanding at such time and all other prepayments pursuant to any other provision of Section 2.05(c) shall be applied to repay (i) Loans of the CCI Borrower to the extent the event requiring such prepayment related to the CCI Illinois Borrower Group and (ii) Loans of the TXU Borrower to the extent the event requiring such prepayment related to the CCI Texas Borrower Group; provided that (x) if, any Lender holding Term C Loans elects, pursuant to the third succeeding sentence of this Section 2.05(e), to decline a prepayment of its Term C Loans, and the amount of prepayments so declined by Term C Lenders exceeds the amount of Term A Loans of the Borrower making such prepayment, the amount so declined by Term C Lenders shall be applied first, to prepay Term A Loans of the Borrower making such prepayment, second, after prepayment in full of the Term A Loans of the Borrower making such prepayment, to any other Term A Loans then outstanding, and third, to prepayment of Term C Loans as provided in the first proviso to the third succeeding sentence of this Section 2.05(e), (y) subject to the foregoing clause (x), if either Borrower is required to make a prepayment of Loans pursuant to Section 2.05(c), but such Borrower shall not at the time of such required prepayment have sufficient Term A Loans or

Term C Loans to fully utilize the amount required to be applied to such prepayment, the Term A Loans and/or Term C Loans (as otherwise determined pursuant to this Section 2.05(e)) of the other Borrower shall be prepaid with such excess amount and (z) subject to the foregoing clauses (x) and (y), in lieu of applying prepayments pursuant to clause (v) of Section 2.05(c) as provided above, the Borrowers may elect to apply the amount required to be applied to prepay Loans pursuant to such clause first to prepay Loans of the Borrower which is a member of the Borrower Group with the higher Borrower Group Leverage Ratio at such time until the Borrower Group Leverage Ratios of each Borrower Group would be equal after giving effect to such prepayment and second to the Loans of each Borrower in amounts such that after giving effect to such prepayments the Borrower Group Leverage Ratios of the Borrower Groups would be equal. Prepayments of Loans pursuant to Section 2.05(a) shall be applied pro rata to remaining installments of principal of the Term A Loans and Term C Loans (provided that to the extent the Borrower making such prepayment has sufficient Loans of the applicable Class to utilize the pro rata portion of such prepayment to be applied to such Class, the Loans of such Borrower shall be prepaid with such amount) and within each such Class of Loans shall be applied, first, to all ABR Loans of such Class then outstanding and second, to the Eurodollar Loans of such Class then outstanding. Except as provided in the following sentence, any prepayment pursuant to Section 2.05(c) shall be applied pro rata to remaining installments of principal of the applicable Term A Loans and Term C Loans and within each such Class of Loans shall be applied, first, to all ABR Loans of such Class then outstanding and second, to the Eurodollar Loans of such Class then outstanding. Notwithstanding the foregoing, any Term C Lender at its sole discretion may, with respect to any prepayment pursuant to Section 2.05(c) (except as provided below), so long as any Term A Loans are then outstanding, elect by written notice provided to the Administrative Agent to not have any amount of any such prepayment applied to such Lender's Term C Loans, in which case the aggregate amount so declined shall be applied to the Term A Loans, pro rata to the remaining scheduled installments of principal thereof; provided, however, that to the extent that the aggregate amount of the Term A Loans outstanding is less than the aggregate amount so declined by Term C Lenders, such excess shall be allocated between the declining Term C Lenders pro rata based on the aggregate amount declined by each such Lender.

            (f) If on any day on which Loans would otherwise be required to be prepaid pursuant to this Section 2.05, but for the operation of this Section 2.05(f) (each, a "Prepayment Date"), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of ABR Loans of the applicable Borrower which are of the Type required to be prepaid, and no Default exists or is continuing, then on such Prepayment Date, (i) the Borrowers shall deposit funds into the Collateral Account in an amount equal to such excess, and only the outstanding ABR Loans which are of the Type required to be prepaid shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period after such Prepayment Date in effect with respect to a Eurodollar Loan which is of the Type required to be prepaid, the Administrative Agent is irrevocably authorized and directed by each Borrower to apply funds from the Collateral Account (and liquidate investments held in the Collateral Account as necessary) to prepay such Eurodollar Loans for which the Interest Period is then ending to the extent funds are available in the Collateral Account.

            SECTION 2.06. Letters of Credit.

            (a) General. Subject to the terms and conditions set forth herein, either Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by either Borrower to, or entered into by either Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $10.0 million and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. With respect to any Letter of Credit which contains any "evergreen" automatic renewal provision, the Issuing Bank shall be deemed to have consented to any such extension or renewal provided that all of the requirements of this Section 2.06 are met and no Default exists.

            (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

            (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender's Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender's Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to either Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued at the request of a Borrower, such Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on such date; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section
2.02 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender's Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Commitment Percentage of the payment then due from such Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

            (f) Obligations Absolute. Each Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, such Borrower's obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

            (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section
2.06 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

            (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees payable by it that have accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

            (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that either Borrower receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in the Collateral Account an amount in cash equal to the LC Exposure represented by Letters of Credit issued at such Borrower's request as of such date plus any accrued and unpaid fees thereon; provided that such Borrower's obligations to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Borrower described in clause (a) of Section 7.01 or any Event of Default described in clause (i) of Section 7.01. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations of the applicable Borrower under this Agreement and each Borrower hereby grants the Collateral Agent a security interest in respect of each such deposit and the Collateral Account in which such deposits are held. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the Borrowers' risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys deposited in the

Collateral Account pursuant to this Section 2.06(j) shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the depositing Borrower for the LC Exposure represented by Letters of Credit issued at such Borrower's request at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement and the other Loan Documents. If any Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all Defaults have been cured or waived.

            SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders (i) in respect of Revolving Credit Borrowings of such Borrower, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Revolving Loan and each Swingline Loan made to it by each such Lender; (ii) in respect of Term A Borrowings, on the Term A Loan Maturity Date (or such earlier date as, and to the extent that, such Term A Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Term A Loan made to it by each Term A Lender; and (iii) in respect of Term C Borrowings, on the Term C Loan Maturity Date (or such earlier date as, and to the extent that, such Term C Loan becomes due and payable pursuant to Section
2.05 or Article VII), the unpaid principal amount of each Term C Loan made to it by each Term C Lender. Each Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Revolving Loans, Swingline Loans, Term A Loans and Term C Loans made to it from time to time from the Effective Date (or, in the case of the Term C Loans, the Restatement Effective Date) until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. All payments required hereunder shall be made in Dollars.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender on behalf of each Borrower from time to time under this Agreement. Each Lender acknowledges that the amount of Loans of any Class owed to such Lender at any time by the respective Borrowers (but not the aggregate amount of Loans of such Class owed to such Lender) is subject to adjustment as provided in Section 2.01(d).

            (c) The Administrative Agent shall maintain the Register pursuant to
Section 9.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan, to which Borrower such Loan was made (including by way of conversion pursuant to Section 1.04(b)) and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder in respect of each such Loan, (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower in respect of each such Loan and each Lender's share thereof (including by way of conversion pursuant to Section 1.04(b)) and (iv) the amount of Loans of each Class of each Borrower owed to each Lender (including after giving effect to any reallocation pursuant to Section 2.01(d).

            (d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.07 and the Notes maintained pursuant to paragraph (e) of this Section 2.07 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

            (e) The Loans of each Class made by each Lender to either Borrower shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of the Borrowers, in substantially the form attached to the Original Credit Agreement (as amended hereby) as Exhibit F-1, -2 or -3, as applicable, with the blanks appropriately filled, payable to the order of such Lender.

            SECTION 2.08. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the LIBO Rate determined for such Interest Period, plus (ii) the Applicable Rate.

            (b) Each ABR Loan (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (c) of the definition of "Alternate Base Rate") at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

            (c) If all or a portion of (i) the principal amount of any Loan,
(ii) any interest payable thereon or (iii) any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this
Section 2.08 plus 2.00% per annum or (y) in the case of any overdue interest, Commitment Fee or other amount, the rate described in Section 2.08(b) applicable to an ABR Revolving Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).

            (d) Interest on the Loans to each Borrower shall be payable in arrears on each Interest Payment Date and on the Revolving Credit Maturity Date, Term A Loan Maturity Date and Term C Loan Maturity Date, as applicable; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

            SECTION 2.09. Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

            SECTION 2.10. Fees. (a) Each Borrower agrees to pay a commitment fee (a "Commitment Fee") to each Revolving Lender, for which payment will be made in arrears through the Administrative Agent on the last day of March, June, September and December beginning after the Effective Date, and on the Commitment Fee Termination Date (as defined below). The Commitment Fee due to each Revolving Lender shall commence to accrue for a period commencing on the Effective Date and shall cease to accrue on the date (the "Commitment Fee Termination Date") that is the later of (i) the date on which the Revolving Credit Commitment of such Revolving Lender shall be terminated as provided herein and (ii) the first date after the end of the Revolving Credit Commitment Period. The Commitment Fee accrued to each Revolving Lender shall equal the Commitment Fee Percentage multiplied by such Lender's Commitment Fee Average Daily Amount (as defined below) for the applicable quarter (or shorter period commencing on the date of this Agreement and ending with such Lender's Commitment Fee Termination Date). The amount of Commitment Fees payable by each Borrower shall equal such Borrower's Fee Percentage of the total Commitment Fees payable. A Revolving Lender's "Commitment Fee Average Daily Amount" with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Revolving Lender's Revolving Credit Commitment less such Revolving Lender's Revolving Credit Exposure (excluding clause (c) of the definition thereof for purposes of determining the Commitment Fee Average Daily Amount only) for any applicable days during such Revolving Lender's Revolving Credit Commitment Period. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

            (b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate for Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure represented by Letters of Credit issued at the request of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender's Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure represented by Letters of Credit issued at the request of such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (collectively, "LC Fees") accrued through and including the last day of March, June, September and December of each calendar year during the Revolving Credit Commitment Period shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c) Each Borrower agrees to pay to the Administrative Agent its Fee Percentage of the administrative fee set forth in the Fee Letter (the "Agent Fees").

            (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable.

            SECTION 2.11. Termination, Reduction or Adjustment of Commitments.
(a) Unless previously terminated, (i) the Term C Commitments shall terminate at 5:00 p.m., New York City time, on the Restatement Effective Date and (ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

            (b) The Borrowers shall have the right, upon one Business Day's notice to the Administrative Agent from each Borrower, to terminate or, from time to time, reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the effective date thereof, the Aggregate Revolving Credit Exposure then outstanding would exceed the Total Revolving Credit Commitment then in effect.

            (c) If any prepayment of Term A Borrowings or Term C Borrowings would otherwise be required pursuant to Section 2.05 but cannot be made because there are no Term A Borrowings or Term C Borrowings outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term A Borrowings or Term C Borrowings, then, on the date that such prepayment is required, the Revolving Credit Commitments shall be permanently reduced by an aggregate amount equal to the amount of the required prepayment, or the excess of such amount over the outstanding amount of Term A Borrowings and Term C Borrowings, as the case may be.

            (d) Each Borrower shall pay to the Administrative Agent for the account of the applicable Revolving Lenders, on each date of termination or reduction of the Revolving Credit Commitments, its Fee Percentage of the Commitment Fee on the amount of the Revolving Credit Commitments so terminated or reduced accrued to the date of such termination or reduction.

            (e) Each reduction in the Revolving Credit Commitments shall reduce the Swingline Commitment by an equal percentage.

            SECTION 2.12. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:

            (i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Borrowing for such Interest Period, or

            (ii) the Administrative Agent shall have received notice from a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate determined or to be determined for such Interest Period for such Eurodollar Borrowing will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the applicable Borrower and the Lenders by 12:00 noon, New York City time, on the same day. The Administrative Agent shall give telecopy or telephonic notice to the Borrowers and the Lenders as soon as practicable after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurodollar Loans shall not be (x) converted or continued pursuant to Section 2.03 or (y) made pursuant to a Borrowing Request, and shall be continued or made as an ABR Loans, as the case may be.

            SECTION 2.13. Pro Rata Treatment and Payments. (a) Each reduction of the Revolving Credit Commitments of the Revolving Lenders shall be made pro rata according to the amounts of such Revolving Lenders' Commitment Percentages. Subject to Section 2.05(e), each payment (including each prepayment) by either Borrower on account of principal of and interest on Loans made to such Borrower which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Subject to Section 2.05(e), each payment (including each prepayment) by either Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by a Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by a Borrower on account of principal of and interest on Swingline Loans made to such Borrower shall be made pro rata according to the respective outstanding principal amounts of the Swingline Loans or participating interests therein, as the case may be, then held by the relevant Lenders. All payments (including prepayments) to be made by either Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent's New York office specified in
Section 9.01 in the currency in which the applicable obligation is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. Notwithstanding the foregoing, to the extent the provisions of this Section 2.13 are inconsistent with the provisions of Section 1.04, the provisions of Section 1.04 shall be controlling for all purposes of this Agreement.

            (b) Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender's share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from the applicable Borrower, but without prejudice to any right or claim that such Borrower may have against such Lender.

            (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

            SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

            SECTION 2.15. Requirements of Law. (a) If at any time any Lender or the Issuing Bank determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than (i) any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate or (ii) the rate of tax imposed on the overall net income of such Lender or the Issuing Bank) or the compliance by such Lender or the Issuing Bank with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), to the extent such guideline, request or directive is changed or issued after the Effective Date, shall have the effect of increasing the cost to such Lender or the Issuing Bank for agreeing to make or making, funding or maintaining any Eurodollar Loans for either Borrower or participating in, issuing or maintaining any Letter of Credit for either Borrower, then the applicable Borrower shall from time to time, within five days of demand therefor by such Lender or the Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the Issuing Bank additional amounts sufficient to compensate such Lender or the Issuing Bank for such increased cost; provided that any such payment shall be without duplication of amounts to which such Lender or Issuing Bank is entitled under Section 2.16. A certificate as to the amount of such increased cost, submitted to the applicable Borrower and the Administrative Agent by such Lender or the Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error. Such Lender or the Issuing Bank, as applicable, shall promptly notify the Administrative Agent and the applicable Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or the Issuing Bank, as applicable, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or the Issuing Bank, as applicable, within five days of such Borrower's receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on such Borrower.

            (b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the Effective Date affects or would affect the amount of capital required or expected to be maintained by any Lender or the Issuing Bank (or a holding company controlling such Lender or the Issuing Bank) and such Lender or the Issuing Bank determines in good faith (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of its Revolving Credit Commitment or the Loans made by it or its participations in Swingline Loans or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or the Issuing Bank (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or the Issuing Bank to the Borrowers, the Borrowers shall immediately pay directly to such Lender or the Issuing Bank, as the case may be, on demand additional amounts sufficient to compensate such Lender or the Issuing Bank (or its holding company) for such reduction in rate of return. A statement of such Lender or the Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Lender or the Issuing Bank may use any good faith method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

            (c) In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify the applicable Borrower or Borrowers; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of the Borrowers for compensation for actual damages sustained as a result of any failure to observe this undertaking.

            SECTION 2.16. Taxes. (a) All payments by either Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent, the Issuing Bank or any Lender (or any assignee of such Lender or the Issuing Bank, as the case may be, or a Participant or a change in designation of the lending office of a Lender or the Issuing Bank, as the case may be (a "Transferee")), but excluding franchise taxes and taxes imposed on or measured by the recipient's net income (such non-excluded items being called "Taxes") unless required by applicable law, rule or regulation. In the event that any withholding or deduction from any payment to be made by either Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then such Borrower will:

            (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;

            (ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

            (iii) pay to the Administrative Agent for the account of the Lenders or the Issuing Bank, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Issuing Bank, as the case may be, will equal the full amount such Lender or the Issuing Bank, as the case may be, would have received had no such withholding or deduction been required.

            (b) If any Taxes are directly asserted against the Administrative Agent, the Issuing Bank or any Lender or Transferee with respect to any payment received by the Administrative Agent, the Issuing Bank or such Lender or Transferee hereunder, the Administrative Agent, the Issuing Bank or such Lender or Transferee may pay such Taxes and, within 30 days of a written request by the Administrative Agent, the Issuing Bank or such Lender or Transferee, the Borrower to which such Taxes relate will pay such additional amounts (including any penalties, interest or expenses, except to the extent attributable to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender or Transferee) as shall be necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

            (c) If either Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the Issuing Bank, the respective Lenders or Transferees, the required receipts or other required documentary evidence, such Borrower shall indemnify the Issuing Bank, Lenders and Transferees for any incremental Taxes, interest, penalties or other costs (including reasonable attorneys' fees and expenses) paid by the Issuing Bank, any Lender or Transferee as a result of any such failure, except in the case of gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank or any Lender or Transferee. For purposes of this
Section 2.16, a distribution hereunder by the Administrative Agent to or for the account of the Issuing Bank, any Lender or Transferee shall be deemed a payment by the applicable Borrower. Such indemnification shall be paid within 30 days from the date on which the Issuing Bank or such Lender or Transferee makes written demand therefor specifying in reasonable detail the basis and calculation of such amount.

            (d) Each Lender or Transferee that is organized under the laws of a jurisdiction other than the United States of America or any state or political subdivision thereof shall, on or prior to the Effective Date (in the case of each Lender that is a party hereto on the Effective Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee) and thereafter as reasonably requested from time to time by either Borrower or the Administrative Agent, execute and deliver, if legally able to do so, to the applicable Borrower and the Administrative Agent one or more (as either Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms W-8BEN or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes. In addition, the Administrative Agent, the Issuing Bank and any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.16 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested in writing by either Borrower, if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts which would be payable or may thereafter accrue and would not, in the sole good faith judgment of the Administrative Agent, the Issuing Bank or such Lender (or Transferee), be otherwise disadvantageous to such Person.

            (e) With respect to obligations under this Agreement other than those specified in Section 2.16(f), neither Borrower shall be required to indemnify or to pay any additional amounts to the Issuing Bank, any Lender or Transferee with respect to any Taxes pursuant to this Section 2.16 to the extent that (i) any obligation to withhold, deduct or pay amounts with respect to such Tax existed on the date the Issuing Bank, such Lender or Transferee became a party to this Agreement or otherwise becomes a Transferee and, in the case of a Transferee, exceeded the obligation to the Person making the assignment, selling the participation or effecting such transfer to such Transferee that existed before the action by which such Transferee becomes a Transferee (and, in such case, such Borrower may deduct and withhold such Tax from payments to the Issuing Bank, such Lender or Transferee), or (ii) any Lender or Transferee fails to comply in full with the provisions of the immediately preceding paragraph (and, in such case, such Borrower may deduct and withhold all Taxes required by law as a result of such noncompliance from payments to the Issuing Bank, such Lender or Transferee).

            (f) Notwithstanding anything to the contrary in this Section 2.16, if the Internal Revenue Service determines that a Lender (or Transferee) is a conduit entity participating in a conduit financing arrangement as defined in
Section 7701(l) of the Code and the regulations thereunder and neither Borrower was a participant to such arrangement (other than as the Borrowers under this Agreement) (a "Conduit Financing Arrangement"), then (i) neither Borrower shall have any obligation to pay additional amounts or indemnify the Lender or Transferee for any Taxes with respect to any payments hereunder to the extent the amount of such Taxes exceeds the amount that would have otherwise been withheld or deducted had the Internal Revenue Service not made such a determination and (ii) such Lender or Transferee shall indemnify each Borrower in full for any and all taxes for which such Borrower is held directly liable under Section 1461 of the Code by virtue of such Conduit Financing Arrangement; provided that such Borrower (i) promptly forwards to the indemnitor an official receipt or other documentation satisfactorily evidencing such payment, (ii) shall contest such tax upon the reasonable request of the indemnitor and at such indemnitor's cost and (iii) shall pay to such indemnitor within 30 days any refund of such taxes (including interest thereon). Each Lender or Transferee represents that it is not participating in a Conduit Financing Arrangement.

            (g) In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim by it under this Section
2.16 has occurred or will occur, the Issuing Bank or such Lender will use its best efforts to so notify the applicable Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Issuing Bank or any Lender to demand and receive compensation under this Section 2.16, but without prejudice to any claims of such Borrower for failure to observe this undertaking.

            (h) Notwithstanding anything herein to the contrary, no Transferee shall be entitled to receive any greater amount pursuant to this Section 2.16 than the Person making the assignment, selling the participation or effecting the transfer to such Transferee, or any Lender (or Transferee) which changes its applicable lending office by designating a different lending office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation.

            SECTION 2.17. Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.14, 2.15 or
2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, then, upon the written notice of such Lender to the Borrower to which such Loan was made (with a copy to the Administrative Agent), such Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the applicable Borrower.

            SECTION 2.18. Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of
Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it will, if requested by either Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole good faith judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section
2.18 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.

            SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against either Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements which at the time shall be payable as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements which at the time shall be payable shall be proportionately less than the unpaid principal portion of such Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements as prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to such Borrower in the amount of such participation.

            SECTION 2.20. Assignment of Commitments Under Certain Circumstances. In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or either Borrower shall be required to make additional payments to any Lender under Section 2.16 (each, an "Increased Cost Lender") then, the Borrowers shall have the right, but not the obligation, at their own expense, upon notice to such Increased Cost Lender (the "Terminated Lender") and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent, the Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or the Borrowers shall pay to the affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and participations in LC Disbursements and Swingline Loans held by such Terminated Lender and all commitment fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender's account or owed to it hereunder (including, without limitation, any Commitment Fees).

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents on the Effective Date, Homebase, at any time that Homebase is a Loan Party or, in the event an Intermediate Holdco is formed, such Intermediate Holdco (as to itself only) and each other Loan Party (as to itself and each of its Subsidiaries), except to the extent any of the following is limited to a specific party, make the representations and warranties set forth in this
Article III (after giving effect to the Transactions) and upon the occurrence of each Credit Event thereafter:

            SECTION 3.01. Organization, etc. Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite corporate or other power and authority to carry on its business as now conducted, (c) is duly qualified to do business and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, except where the failure to so qualify will not have a Material Adverse Effect, and (d) has full power and authority and holds all requisite material governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and to own or hold under lease its Property and to conduct its business substantially as currently conducted by it.

            SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party's corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not

            (a) contravene the Organic Documents of any Loan Party or any of its respective Subsidiaries;

            (b) contravene any material law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries;

            (c) except as set forth on Schedule 3.02(c) of the Original Credit Agreement, violate or result in a default or event of default or an acceleration of any rights or benefits under any material indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries; or

            (d) result in, or require the creation or imposition of, any Lien on any material asset of any Loan Party or any of its respective Subsidiaries, except Liens created under the Loan Documents.

            SECTION 3.03. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrowers or any other Loan Party of this Agreement or any other Loan Document which has been entered into, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, nor for the consummation of the Transactions, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens under the Security Documents. No Loan Party or any of its respective Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            SECTION 3.04. Validity, etc. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, on the due execution and delivery thereof and assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

            SECTION 3.05. Representations and Warranties in the Acquisition Agreement. Each of the representations and warranties set forth in Article III of the Acquisition Agreement was true and correct as of the Effective Date to the extent required by the Acquisition Agreement (without giving effect to any waiver thereof).

            SECTION 3.06. Financial Information. (a) The consolidated balance sheets of (i) the CCI Borrower and its Subsidiaries as of December 31, 2001, 2002 and 2003, reported on by Ernst & Young LLP, independent public accountants, and (ii) TXUCV and its Subsidiaries as of December 31, 2001, 2002 and 2003, reported on by Deloitte & Touche LLP, and, in each case, the related consolidated statements of earnings and cash flows of such Person and its Subsidiaries for the three years ended December 31, 2003, copies of which have been furnished to the Administrative Agent and each Lender, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of (x) the CCI Borrower and its Subsidiaries (in the case of the financial statements referred to in clause (i) above) and (y) TXUCV and its Subsidiaries (in the case of the financial statements referred to in clause (ii) above) as of the dates thereof and the results of their operations and cash flows for the periods then ended.

            (b) On the Effective Date, except for the Obligations, as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum or on Schedule 3.06(b) of the Original Credit Agreement, neither the Loan Parties nor any of their Subsidiaries has any Indebtedness, material contingent liabilities, long-term commitments or unrealized losses.

            SECTION 3.07. No Material Adverse Effect. Since December 31, 2003, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

            SECTION 3.08. Litigation. Except as set forth on Schedule 3.08 of the Original Credit Agreement, there is no pending or, to the knowledge of any Loan Party, threatened litigation, action or proceeding (including, without limitation, any existing or new litigation relating to the Transactions) affecting any Loan Party or any of their respective Subsidiaries' operations, properties, businesses, assets or prospects, or the ability of the parties to consummate the transactions contemplated hereby, which, in the case of Homebase and the Restricted Group, would have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Acquisition Documents, any other Loan Document, the Transactions or the other transactions contemplated hereby.

            SECTION 3.09. Compliance with Laws and Agreements. None of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any law (other than Environmental Laws, which are the subject of Section 3.14), regulation or order of any Governmental Authority applicable to it or its property or any indenture, agreement or other instrument binding upon it or its property, except for any violations which do not have a Material Adverse Effect. No Default has occurred and is continuing.

            SECTION 3.10. Subsidiaries. Schedule 3.10 of the Original Credit Agreement sets forth the name of, type of entity, and the direct or indirect ownership interest of Homebase and its Subsidiaries (including the legal structure) or other investment of Homebase and identifies each Subsidiary of Homebase that is a Loan Party, in each case as of the Effective Date and after giving effect to the Transactions.

            SECTION 3.11. Ownership of Properties. (a) Each Loan Party and its Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material properties and assets (including all Mortgaged Properties), except where the failure to have such title in the aggregate could not reasonably be expected to have a Material Adverse Effect. All Mortgaged Properties are free and clear of Liens, except for Prior Liens and all of such other properties are free and clear of Liens, other than Permitted Liens.

            (b) As of the Effective Date, Schedule 3.11(b) of the Original Credit Agreement contains and will contain a true and complete list of each parcel of Real Property (i) owned by any Loan Party as of the Effective Date and describes the type of interest therein held by such Loan Party and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, as of the Effective Date and describes the type of interest therein held by such Loan Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

            (c) Each member of the Restricted Group has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each member of the Restricted Group enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

            (d) Each member of the Restricted Group owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (e) As of the Effective Date, no member of the Restricted Group has received any written notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Effective Date.

            (f) No member of the Restricted Group is obligated on the Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

            (g) No Loan Party or any of its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Taking or Destruction affecting all or any portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

            SECTION 3.12. Taxes. Each Loan Party and each Subsidiary has filed all federal, foreign and all other material income tax returns and reports required by law to have been filed by it and has paid all material taxes and governmental charges due, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; provided that, in the case of any taxes that are being contested, any such contest of taxes or charges with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

            SECTION 3.13. Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien on the assets of any member of the Restricted Group. Each Loan Party and each of their ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.13 of the Original Credit Agreement, no condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by any Loan Party or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary has any contingent liability with respect to post-retirement benefits provided under a Welfare Plan, other than
(i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (b) no Loan Party or Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

            SECTION 3.14. Environmental Warranties. (a) Except as set forth on
Schedule 3.14(a) of the Original Credit Agreement, all facilities and property owned, leased or operated by any member of the Restricted Group, and all operations conducted thereon, are in compliance with all Environmental Laws, except for such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (b) Except as set forth on Schedule 3.14(b) of the Original Credit Agreement, there are no pending or threatened (in writing):

            (i) Environmental Claims received by any member of the Restricted Group, or

            (ii) written claims, complaints, notices or inquiries received by any member of the Restricted Group regarding Environmental Liability, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (c) Except as set forth on Schedule 3.14(c) of the Original Credit Agreement, there have been no Releases of Hazardous Materials at, on, under or from any property now or, to any Loan Party's knowledge, previously owned, leased or operated by any member of the Restricted Group that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

            (d) The members of the Restricted Group have been issued and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits which, if not so obtained or as to which the members of the Restricted Group are not in compliance, or are not in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (e) Except as set forth on Schedule 3.14(e) of the Original Credit Agreement, no property now or, to any Loan Party's knowledge, previously owned, leased or operated by any member of the Restricted Group is listed or proposed (with respect to owned property only) for listing on the CERCLIS or on any similar state list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA.

            (f) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, surface impoundments or disposal areas, on or under any property now or, to any Loan Party's knowledge, previously owned or leased by any member of the Restricted Group which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (g) No member of the Restricted Group has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any Environmental Claim against any member of the Restricted Group.

            (h) No liens have been recorded pursuant to any Environmental Law with respect to any property or other assets currently owned or leased by any member of the Restricted Group.

            (i) No member of the Restricted Group is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any member of the Restricted Group assumed by contract, agreement or operation of law any obligation under Environmental Law, the cost of which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            (j) There are no polychlorinated biphenyls or friable asbestos present at any property owned, leased or operated by any member of the Restricted Group, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

            SECTION 3.15. Regulations U and X. The Loans, the use of the proceeds thereof, the Transactions, this Agreement and the transactions contemplated hereby will not result in a violation of or be inconsistent with any provision of Regulation U or Regulation X.

            SECTION 3.16. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements. (a) The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they and their Subsidiaries are subject, and all other matters known to any of them that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither this Agreement nor any other document, certificate or statement furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including, without limitation, the Information Memorandum) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including without limitation the Information Memorandum) was based upon or constitutes a forecast, estimate or projection, the Loan Parties represent only that such forecast, estimate or projection was made in good faith by the Loan Parties and was prepared using reasonable assumptions and estimates.

            (b) The pro forma consolidated balance sheet of Homebase and its Subsidiaries as of December 31, 2003, prepared giving effect to the Transactions as if the Transactions had occurred on such date (i) was prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum, (ii) accurately reflects all material adjustments necessary to give effect to the Transactions and (iii) presents fairly the pro forma financial position of Homebase and its Subsidiaries as of the Effective Date, as if the Transactions had occurred on such date.

            (c) The pro forma consolidated income statement projections for the Restricted Group on a combined basis, pro forma consolidated balance sheet projections for the Restricted Group on a combined basis and pro forma consolidated cash flow projections for the Restricted Group on a combined basis for the Fiscal Years ending 2004 through 2011, inclusive, which have been prepared on a quarterly basis through and including Fiscal Year 2005 and annually thereafter (the "Projected Financial Statements"), give appropriate effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions. The assumptions made in preparing the Projected Financial Statements are believed by each Loan Party to be reasonable as of the date of such projections and as of the Effective Date and all material assumptions with respect to the Projected Financial Statements are set forth therein. The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof based upon estimates or assumptions believed by each Loan Party to be reasonable, it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the projections probably will differ from the projected results and that the difference may be material.

            SECTION 3.17. Insurance. As of the Effective Date, set forth on
Schedule 3.17 of the Original Credit Agreement is a summary of all insurance policies maintained by the Restricted Group (a) with respect to its properties material to the businesses of the Restricted Group against such casualties and contingencies and of such types and in such amounts as are customary in the case of similar businesses operating in the same or similar locations, and (b) required to be maintained pursuant to the Security Documents. All such insurance policies are maintained with financially sound and responsible insurance companies

            SECTION 3.18. Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any member of the Restricted Group pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of members of the Restricted Group have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; and (c) all payments due from any member of the Restricted Group, or for which any claim may be made against any member of the Restricted Group, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member of the Restricted Group.

            SECTION 3.19. Solvency. Immediately following the Transactions and immediately after giving effect to each Credit Event, (a) the fair value of the assets of each member of the Restricted Group, at a fair valuation, will exceed its debts and probable liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each member of the Restricted Group will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each member of the Restricted Group will be able to pay its debts and probable liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no member of the Restricted Group will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

            SECTION 3.20. Securities. The Equity Interests of each member of the Restricted Group have been duly authorized, issued and delivered and are fully paid, nonassessable and free of preemptive rights. The Equity Interests of each Subsidiary held, directly or indirectly, by any Loan Party are owned, directly or indirectly, by such Loan Party free and clear of all Liens (other than Liens under the Security Documents). There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of any member of the Restricted Group or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests.

            SECTION 3.21. Indebtedness Outstanding. (a) Set forth on Schedule 3.21(a) of the Original Credit Agreement is a list and description of all Indebtedness of any member of the Restricted Group (other than the Loans and the Senior Notes) that was outstanding immediately after the Effective Date (such Indebtedness, excluding any Indebtedness permitted by Section 6.01(xii), being referred to as the "Indebtedness to Remain Outstanding").

            (b) Set forth on Schedule 3.21(b) of the Original Credit Agreement is a list and description of all Indebtedness of any member of the Restricted Group that was repaid, defeased, transferred or otherwise terminated on or prior to the Effective Date (the "Indebtedness to Be Paid").

            (c) Set forth on Schedule 3.21(c) of the Original Credit Agreement is a list and description of all Liens of any member of the Restricted Group that were repaid, defeased, transferred or otherwise terminated on or prior to the Effective Date.

            (d) Set forth on Schedule 3.21(d) of the Original Credit Agreement is a list and description of all Liens of Homebase or any member of the Restricted Group (other than Permitted Liens (other than Liens permitted by clause (6.02(iv)) that were outstanding immediately after the Effective Date.

            SECTION 3.22. Security Documents. (a) The Pledge Agreement and the Homebase Pledge and Guarantee Agreement are effective to create in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, legal, valid and enforceable security interests in the Securities Collateral (as defined in the applicable agreement) and, when such Securities Collateral is delivered to the Collateral Agent, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Securities Collateral.

            (b) (i) The Security Agreement and, when and if executed, the ICTC Security and Guarantee Agreement are effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral described therein and
(ii) when (x) financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (y) upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the Intellectual Property (as defined in the Security Agreement)) to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

            (c) When the filings in clause (b)(ii)(x) above are made and when the Security Agreement (or a summary thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a secu-rity agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Effective Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

            (d) Each Mortgage executed and delivered as of the Effective Date is, or, to the extent any Mortgage is duly executed and delivered thereafter by the relevant member of the Restricted Group, will be, effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.22(d) of the Original Credit Agreement, the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Prior Liens.

            SECTION 3.23. Anti-Terrorism Laws. (a) No Loan Party nor any of their respective Subsidiaries or, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

            (b) No Loan Party or Subsidiary of any Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

            (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

            (iv) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

            (v) a Person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

            (c) No Loan Party or Subsidiary of any Loan Party or, to the knowledge of any Loan Party, any of their Affiliates or their respective brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above,
(ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                                   ARTICLE IV

                                   CONDITIONS

            SECTION 4.01. Restatement Effective Date. The amendments of the Original Credit Agreement effected hereby and the Term C Commitments of the Term C Lenders shall not become effective until the date (the "Restatement Effective Date") on which each of the following conditions and the conditions in Section
4.02 are satisfied (or waived in accordance with the terms hereof):

            (a)   Administrative Agent (or its counsel) shall have received from
      (i) the Requisite Lenders (as defined in the Original Credit Agreement) an original or telecopy transmission of a signed consent to the amendment and restatement of the Original Credit Agreement to occur on the Restatement Effective Date, (ii) Term C Lenders, original or telecopy transmissions of Lender Addendums providing aggregate commitments (or, in the case of Term B Lenders, with respect to Term B Loans to be converted pursuant to
      Section 1.04(c), a signed consent to the amendment and restatement of the Original Credit Agreement to occur on the Restatement Effective Date) with respect to the entire aggregate principal amount of the Term C Commitments and (iii) Homebase, Illinois Holdings, Texas Holdings and each Borrower, an original or telecopy transmission of a signed counterpart to this Agreement.

            (b) Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the amendment effected hereby, the borrowing of and conversion to the Term C Loans, the repayment and conversion of the Term B Loans and the other transactions contemplated hereby and any other legal matters relating to the Loan Parties or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

            (c) Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of Homebase, confirming compliance with the conditions set forth in this Section 4.01 and Section 4.02.

            (d) Administrative Agent shall have received payment of all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by a Loan Party hereunder, under the Fee Letter or under any other Loan Document.

            (e) The Administrative Agent shall be satisfied with any amendments deemed necessary or appropriate by Administrative Agent to any Loan Documents to provide the benefits thereof to the Term C Loans and the obligations of the Loan Parties in connection therewith on the same basis as such benefits are provided to the Term B Loans prior to the Restatement Effective Date and, in connection therewith, the Administrative Agent shall have received counterparts of such amendments (which shall be in form and substance reasonably acceptable to Administrative Agent) duly authorized, executed and acknowledged (to the extent necessary or appropriate) by the applicable Loan Parties intended to be a party thereto and such evidence as may be reasonably requested by it to evidence that the Liens granted to the Collateral Agent under the Secu-rity Documents continue to constitute valid, enforceable and perfected Liens on Collateral that secures the Obligations under this Agreement after the Restatement Effective Date (including the Obligations comprised of the Term C Loans).

            (f) Administrative Agent shall have received (i) an opinion of King & Spalding LLP, special counsel to the Loan Parties, and (ii) such opinions of regulatory counsel and of local counsel to the Loan Parties as may be reasonably requested by Administrative Agent or its counsel.

            (g) Administrative Agent shall have received an executed amendment to the Acknowledgement of Limitation on Remedies in order to amend the definition of "Credit Agreement" contained therein so that references to such term shall refer to this Agreement.

Notwithstanding the foregoing, the amendments of the Original Credit Agreement that would be effected hereby and the obligations of the Lenders to make the Loans contemplated to be made on the Restatement Effective Date shall not become effective unless each of the foregoing conditions and the conditions set forth in Section 4.02 are satisfied (or waived pursuant to the terms hereof) at or prior to 5:00 p.m., New York City time, on October 22, 2004 (and, in the event such conditions are not so satisfied or waived, the Original Credit Agreement shall remain in effect without giving effect to any amendments thereto contemplated hereby). Administrative Agent shall notify the Borrowers and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

            SECTION 4.02. Conditions to Each Credit Event. The agreement of each Lender (including any Person with a Term C Commitment) to make any Loan (including pursuant to a Term C Commitment on the Restatement Effective Date) and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (such event being called a "Credit Event") (excluding continuations and conversions of Loans) requested to be made by it on any date is subject to the satisfaction of the following conditions:

            (a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02, 2.04 or 2.06, as applicable.

            (b) The representations and warranties made by each Loan Party set forth in Article III hereof and in the other Loan Documents shall be true and correct with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

            (c) At the time of and immediately after such Credit Event, no Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Credit Event, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

            Each Loan Party hereby covenants and agrees with the Lenders that on or after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed:

            SECTION 5.01. Financial Information, Reports, Notices, etc. The Borrowers will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

            (a) as soon as available and in any event within 45 days (or such shorter period for the filing of CCI Illinois Holdings' and CCI Texas Holdings' Form 10-Q as may be required by the SEC) after the end of each of the first three Fiscal Quarters of each Fiscal Year of CCI Illinois Holdings and CCI Texas Holdings, commencing with the Fiscal Quarter ending June 30, 2004 (and the separate consolidated financial statements of the CCI Borrower and TXUCV shall be provided for the Fiscal Quarter ended March 31, 2004), a combined consolidated and consolidating balance sheet of CCI Illinois Holdings and CCI Texas Holdings as of the end of such Fiscal Quarter and combined consolidated and consolidating statements of earnings and cash flow of CCI Illinois Holdings and CCI Texas Holdings for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of each Borrower;

            (b) as soon as available and in any event within 90 days (or such shorter period as may be required for the filing of CCI Illinois Holdings' and CCI Texas Holdings' Form 10-K by the SEC) after the end of each Fiscal Year of CCI Illinois Holdings and CCI Texas Holdings, commencing with the Fiscal Year ending December 31, 2004, a copy of the annual audit report for such Fiscal Year for CCI Illinois Holdings and CCI Texas Holdings on a combined consolidated basis, including therein a combined consolidated balance sheet of CCI Illinois Holdings and CCI Texas Holdings as of the end of such Fiscal Year and combined consolidated statements of earnings and cash flow of CCI Illinois Holdings and CCI Texas Holdings for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Administrative Agent by Ernst & Young LLP or other independent public accountants reasonably acceptable to the Administrative Agent, together with a certificate from a Financial Officer of each Borrower (a "Compliance Certificate") containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default, describing such Default and the steps, if any, being taken to cure it, and concurrently with the delivery of the foregoing financial statements, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines); and additionally consolidating financial information corresponding to the audited financial statements required above shall concurrently be provided;

            (c) as soon as available and in any event within 45 days (or such shorter period as may be required for the filing of CCI Illinois Holdings' and CCI Texas Holdings' Form 10-Q by the SEC) after the end of each Fiscal Quarter, a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

            (d) no later than 10 days prior to the commencement of each Fiscal Year of the Restricted Group, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected combined balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year and a narrative description from a Financial Officer describing such consolidated budget, in form satisfactory to the Administrative Agent) and the succeeding Fiscal Years through the Term C Loan Maturity Date (including a projected combined balance sheet and related statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal
      Year) and, promptly when available, any significant revisions of such budgets;

            (e) promptly upon receipt thereof, copies of all reports submitted to Homebase or any member of the Restricted Group by independent certified public accountants in connection with each annual, interim or special audit of the books of Homebase or any member of the Restricted Group made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

            (f) as soon as possible and in any event within three Business Days after becoming aware of the occurrence of any Default, a statement of a Financial Officer of each Borrower setting forth details of such Default and the action which each Borrower has taken and proposes to take with respect thereto;

            (g) as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and copies of all documentation relating thereto;

            (h) (i) before the first Public Equity Offering that results in a Public Market, promptly after the sending or filing thereof, copies of all reports which CCI Holdings and CCI Texas Holdings send to any of their debt holders, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which CCI Illinois Holdings and CCI Texas Holdings or any of their Subsidiaries or any of their officers files with the SEC or any national securities exchange, and (ii) on or after the first Public Equity Offering that results in a Public Market, promptly after the sending or filing thereof, copies of all reports which CCI Holdings and CCI Texas Holdings send to any of their security holders, and all reports, registration statements (other than on Form S-8 or any successor form) or other materials (including affidavits with respect to reports) which CCI Illinois Holdings and CCI Texas Holdings or any of their Subsidiaries or any of their officers files with the SEC or any national securities exchange;

            (i) promptly upon becoming aware of the taking of any specific actions by the Loan Parties, their Subsidiaries or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without the Loan Parties, their Subsidiaries or any ERISA Affiliate having to provide more than $1.0 million in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of any Loan Party or any of their respective Subsidiaries or in the incurrence by any Loan Party or any of their respective Subsidiaries of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of any Loan Party or any of their respective Subsidiaries with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

            (j) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Homebase or any Loan Party or any of their respective Subsidiaries or ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or any of their respective Subsidiaries or ERISA Affiliates from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

            (k) as soon as possible, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

            (l) simultaneously with the delivery of financial statements pursuant to Sections 5.01(a) and (b), certifications by the chief executive officer and the chief financial officer or others under the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and/or the rules and regulations of the SEC, without any exceptions or qualifications; and

            (m) such other information respecting the condition or operations, financial or otherwise, of any Loan Party or any of their respective Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

            SECTION 5.02. Compliance with Laws, etc. The Loan Parties will, and will cause each of their Subsidiaries to, comply in all respects with all applicable laws, rules, regulations and orders, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing (without limitation):

            (a) the maintenance and preservation of their existence and their qualification as a foreign corporation, limited liability company or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), and

            (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon them or upon their property except as provided in Section 5.14.

            SECTION 5.03. Maintenance of Properties. Each member of the Restricted Group will maintain, preserve, protect and keep its material properties and material assets in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent any member of the Restricted Group from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable commercial judgment of such member of the Restricted Group, desirable in the conduct of its or their business and does not in the aggregate have a Material Adverse Effect.

            SECTION 5.04. Insurance. Each member of the Restricted Group will maintain or cause to be maintained with financially sound and responsible insurance companies (a) insurance with respect to their properties material to the business of the Restricted Group against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, (i) physical hazard insurance on an "all risk" basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker's compensation insurance as may be required by any Requirement of Law, (vi) with respect to each Mortgaged Property, flood insurance in such amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time and (vii) such other insurance against risks as the Administrative Agent may from time to time require) and (b) all insurance required to be maintained pursuant to the Security Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of each Borrower setting forth the nature and extent of all insurance maintained by any member of the Restricted Group in accordance with this Section. Each such insurance policy shall provide that (i) it may not be cancelled or otherwise terminated without at least thirty (30) days' prior written notice to the Collateral Agent (and to the extent any such policy is cancelled, modified or renewed, the Borrowers shall deliver a copy of the renewal or replacement policy (or other evidence thereof) to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and Collateral Agent of the payment of the premium therefor); (ii) the Collateral Agent is permitted to pay any premium therefor within thirty (30) days after receipt of any notice stating that such premium has not been paid when due; (iii) all losses thereunder shall be payable notwithstanding any act or negligence of any member of the Restricted Group or its agents or employees which otherwise might have resulted in a forfeiture of all or a part of such insurance payments; (iv) to the extent such insurance policy constitutes property insurance, all losses payable thereunder in an amount in excess of $1.0 million shall be payable to the Collateral Agent, as an additional insured and as loss payee, pursuant to a standard non-contributory New York mortgagee endorsement and shall be in an amount at least sufficient to prevent coinsurance liability; provided that the Collateral Agent, as loss payee pursuant to the foregoing, shall not agree to the adjustment of any claim without the consent of the applicable Borrower (such consent not to be unreasonably withheld or delayed); and (v) with respect to liability insurance, the Collateral Agent shall be named as an additional insured. Notwithstanding the inclusion in each insurance policy of the provision described in clause (ii) of the immediately preceding sentence, in the event any member of the Restricted Group gives the Collateral Agent written notice that it does not intend to pay any premium relating to any insurance policy when due, the Collateral Agent shall not exercise its right to pay such premium so long as such Person delivers to the Collateral Agent a replacement insurance policy or insurance certificate evidencing that such replacement policy or certificate provides the same insurance coverage required under this Section 5.04 as the policy being replaced by such Person with no lapse in such coverage.

            SECTION 5.05. Books and Records; Visitation Rights. Each member of the Restricted Group will keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant and, upon the reasonable request of the Administrative Agent or a Lender, to examine (and, at the expense of the Borrowers, photocopy extracts from) any of its books or other corporate or partnership records.

            SECTION 5.06. Environmental Covenant. Each member of the Restricted Group will:

            (a) use and operate all of its facilities and properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, would not rea-sonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect;

            (b) promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

            (c) in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law or which could reasonably be expected to have Environmental Liability which violation or Environmental Liability could reasonably be expected to have a Material Adverse Effect, each applicable member of the Restricted Group, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with and to the extent required by applicable Environmental Laws, and shall keep the Administrative Agent informed of their actions;

            (d) at the written request of the Administrative Agent or the Requisite Lenders, which request shall specify in reasonable detail the basis therefor, each member of the Restricted Group will provide, at such Person's sole cost and expense, an environmental site assessment report concerning any Mortgaged Property now or hereafter owned or leased by such Person, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any Remedial Action in connection with such Hazardous Materials on, at, under or emanating from such Mortgaged Property pursuant to any applicable Environmental Law; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default or (ii) the Administrative Agent or the Requisite Lenders reasonably believe that such member of the Restricted Group or any such Mortgaged Property is not in compliance with Environmental Law and such noncompliance could reasonably be expected to have a Material Adverse Effect, or that circumstances exist that could reasonably be expected to form the basis of an Environmental Claim against such Person or to result in Environmental Liability, in each case that could reasonably be expected to have a Material Adverse Effect (in such events as are listed in this subparagraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable). If any member of the Restricted Group fails to provide the same within 90 days after such request was made, the Administrative Agent may order the same, and such member of the Restricted Group shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such Mortgaged Property and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment, all at such Person's sole cost and expense; and

            (e) provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

            SECTION 5.07. Information Regarding Collateral. (a) Each Loan Party will furnish to the Collateral Agent prompt written notice of any change (i) in such Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or corporate structure, (iv) in any Loan Party's Federal Taxpayer Identification Number or its organizational identification number or (v) in any Loan Party's jurisdiction of organization. Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Collateral Agent thirty
(30) days' prior written notice (or such shorter notice as may be agreed to by the Collateral Agent) and (ii) all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Each Loan Party also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

            (b) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to clause (b) of
Section 5.01, the Borrowers shall deliver to the Collateral Agent a certificate of a Financial Officer and the chief legal officer (or individual having the analogous title) of each of the Borrowers (i) setting forth the information required pursuant to Sections 1, 2, 7, 8, 12, 13, 14, 15, 16, 17 and 18 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

            SECTION 5.08. Existence; Conduct of Business. Each Loan Party will, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and its Subsidiaries' (that are members of the Restricted Group) legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

            SECTION 5.09. Performance of Obligations. Each Loan Party will and will cause its Subsidiaries' (that are members of the Restricted Group) to perform all of their respective obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which they are bound or to which they are a party except for such noncompliance as in the aggregate would not have a Material Adverse Effect.

            SECTION 5.10. Casualty and Condemnation. Each Loan Party (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any Collateral in an amount in excess of $2.0 million or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

            SECTION 5.11. Pledge of Additional Collateral. (a) Within 30 days after the acquisition of assets of the type that would have constituted Collateral on the Effective Date pursuant to the Security Documents (the "Additional Collateral"), each appropriate Loan Party will, and will cause its respective Subsidiaries to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the Guarantee Agree-ments and the Security Documents, or in the case of the Equity Interests of a "first tier" Non-U.S. Subsidiary, entering into a pledge agreement under the laws of the jurisdiction of such Non-U.S. Subsidiary providing for the relevant Loan Party to have an enforceable and perfected security interest in 65% of the Equity Interests in such Subsidiary, to grant to the Collateral Agent for its benefit and the benefit of the Secured Parties a perfected first priority Lien, subject to Permitted Liens in such Collateral pursuant to and to the full extent required by the Security Documents and this Agreement (including, without limitation, satisfaction of the conditions set forth in subsections (w) and (z) of Section 4.01). In the event that any Loan Party (other than Homebase) or its respective Subsidiaries acquire an interest in additional Real Property having a fair market value in excess of $1.0 million as determined in good faith by the Borrowers, acquire an interest in additional Real Property where equipment or operations necessary or important to the operation of the Borrower's communication network are located or renews any Real Property Lease (whether or not the subject of a leasehold mortgage under the Security Documents), the appropriate Loan Party, using its commercially reasonable efforts in the case of any such leases, will take such actions and execute such documents as the Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage encumbering any such Real Property for the benefit of the Secured Parties (including, without limitation, satisfaction of the conditions set forth in subsections (f) and (x) of Section 4.01 and subsection
(a) of Section 5.19). All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, costs of counsel for the Administrative Agent and the Collateral Agent, shall be for the account of the Borrowers, which shall pay all sums due on demand.

            (b) Homebase and each member of the CCI Borrower Group agree to use all reasonable efforts to, promptly following the Restatement Effective Date, obtain the consent of the ICC to a guarantee by ICTC of, and a grant of a security interest in ICTC's properties and assets to secure, $195.0 million of the Obligations (which guarantee and security interest may be limited to the extent required by Illinois law including ICC orders) and upon receiving the required approval, to cause ICTC to enter into the ICTC Security and Guarantee Agreement and to provide such officer's certificates and opinions of counsel to ICTC as the Collateral Agent may reasonably request. The Loan Parties also agree to submit any proposed modification to the Loan Documents on which the consent of the ICC is conditioned to the Lenders in the form of a proposed amendment to the Loan Documents (it being understood that the Lenders shall not be required to consent to any such amendment).

            SECTION 5.12. Further Assurances. (a) The Loan Parties will, and will cause each Subsidiary of a Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which may be required under any applicable law, or which the Administrative Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

            (b) In the event that Homebase forms an Intermediate Holdco for the purpose of holding all of the Equity Interests of CCI Illinois Holdings and CCI Texas Holdings, Homebase shall prior to contributing the Equity Interests of CCI Illinois Holdings and CCI Texas Holdings to such Intermediate Holdco, enter into a supplement to the Homebase Pledge and Guarantee Agreement, in form and substance satisfactory to the Collateral Agent (and each Lender hereby authorizes the Collateral Agent to enter into such supplement without further consent of such Lender), pursuant to which the new Intermediate Holdco shall be substituted for Homebase effective upon such transfer and Homebase shall be re-leased from the Homebase Pledge and Guarantee Agreement effective upon such transfer. In connection with such amendment, Homebase shall deliver to the Collateral Agent stock powers duly endorsed in blank by such Intermediate Holdco, together with such officer's certificates and opinions of counsel of Homebase and such Intermediate Holdco as the Collateral Agent may request.

            SECTION 5.13. Use of Proceeds. The Borrowers covenant and agree that
(i) the proceeds of the Term C Loans made on the Restatement Effective Date will be used to repay all outstanding Term B Loans and (ii) all Revolving Credit Borrowings after the Restatement Effective Date will be used for general corporate purposes.

            SECTION 5.14. Payment of Taxes. Each Loan Party and its respective Subsidiaries will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any Properties of such Loan Party or any of its respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither such Loan Party nor any of its respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP; provided, further, that, with respect to any taxes that are being contested, any such contest of any tax, assessment, charge, levy or claim with respect to Collateral shall satisfy the Contested Collateral Lien Conditions.

            SECTION 5.15. Equal Security for Loans and Notes. If any Loan Party (other than Homebase) shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained from the Administrative Agent and the Requisite Lenders), it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other assets or Property thereby secured as long as any such assets or Property shall be secured; provided that this covenant shall not be construed as consent by the Administrative Agent and the Requisite Lenders to any violation by any Loan Party of the provisions of Section 6.02.

            SECTION 5.16. Guarantees. In the event that any Person becomes a 90% Owned Subsidiary after the Effective Date, the Borrowers will promptly notify the Administrative Agent of that fact and cause such 90% Owned Subsidiary to execute and deliver to the Administrative Agent a counterpart of the applicable Guarantee Agreement and deliver to the Collateral Agent a counterpart of the Security Agreement and the Pledge Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Section 4.01(w) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit itself and of the Secured Parties, a valid and perfected first priority Lien on all of the Property and assets of such 90% Owned Subsidiary described in the applicable forms of the Security Documents.

            SECTION 5.17. Subordination of Intercompany Loans. Each Loan Party covenants and agrees that any existing and future debt obligation of any Loan Party to any member of the Restricted Group that is not a Loan Party shall, pursuant to a subordination agreement reasonably satisfactory to the Administrative Agent, be expressly subordinated to the Loans following a Default on terms customary for "seller paper."

            SECTION 5.18. Hedging. Each Borrower will enter into interest rate Hedging Agreements within 90 days of the Closing Date with respect to 50% of the aggregate principal amount of outstanding Term A Loans and Term C Loans made to such Borrower on terms and with counterparties satisfactory to the Administrative Agent and shall maintain such Hedging Agreements until the date which is two years and six months after the Effective Date.

            SECTION 5.19. Certain Post-Closing Matters. (a) The applicable Loan Parties shall deliver to the Collateral Agent (unless waived or extended by the Collateral Agent in its sole discretion), within fifteen (15) days of the date hereof for Mortgaged Property located in Texas, and, within seventy-five (75) days of the date of receipt of approval from the ICC to encumber the Mortgaged Property located in Illinois, the following:

            (i) Mortgages encumbering each Mortgaged Property in which the applicable Loan Party holds an ownership or leasehold interest (as indicated on Schedule 5.19(a)(i) of the Original Credit Agreement) in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, duly executed and acknowledged by the applicable Loan Party, and otherwise in form for recording in the recording office where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such UCC-1 financing statements and other similar statements as are contemplated by the counsel opinions described in Section 5.19(a)(viii) in respect of such Mortgage, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded be effective to create a Lien on such Mortgaged Property subject to no other Liens except Prior Liens;

            (ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments, in form acceptable to the Collateral Agent, as necessary or required to consummate the transactions contemplated hereby or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

            (iii) with respect to each Mortgage, a policy (or marked title commitment having the effect of a title insurance policy) of title insurance (collectively, a "Title Policy") insuring the Lien of such Mortgage as a valid first mortgage Lien on the real property and fixtures described therein in an amount not less than the amount set forth on
      Schedule 5.19(a)(iii) of the Original Credit Agreement (115% of the fair market value thereof), which Title Policy shall (w) be issued by the Title Company, (x) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Collateral Agent,
      (y) contain a "tie-in" or "cluster" endorsement (if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent to the extent that such opinions can be obtained at a cost which is reasonable with respect to the value of the real property subject to such Mortgage) as shall be reasonably requested by the Collateral Agent (including, without limitation, endorsements, to the extent available in each jurisdiction at commercially reasonably rates, on matters relating to usury, first loss, last dollar, zoning, contiguity, variable rate, revolving credit, doing business, access, survey, address, subdivision, separate tax lot, lender non-imputation and so-called comprehensive coverage over covenants and restrictions) and (z) contain only a survey exception and such other exceptions to title as shall be agreed to by the Collateral Agent with respect to such Mortgaged Property;

            (iv) with respect to each Mortgaged Property, policies or certificates of insurance as required by the Mortgage relating thereto and hereby, which policies or certificates shall comply with the insurance requirements contained in such Mortgage and herein;

            (v) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called "gap" indemnification) as shall be required to induce the Title Company to issue the Title Policy or Policies and endorsements contemplated in subparagraph
      (iii) above;

            (vi) evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party or Subsidiary thereof of all applicable title insurance premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title insurance policies referred to in subparagraph (iii) above;

            (vii) with respect to each Real Property and Mortgaged Property, copies of all leases or other agreements relating to possessory interests to which any Loan Party or Subsidiary thereof is a party, it being understood that to the extent any of the foregoing in which any Loan Party is a landlord or sublandlord affect any Mortgaged Property, such leases or other agreements shall be subordinate to the Mortgage to be recorded against such Mortgaged Property and otherwise acceptable to the Collateral Agent either by its terms or pursuant to a Subordination, non-disturbance and attornment agreement (in form and substance satisfactory to the Collateral Agent) to be executed by the tenant thereunder; and

            (viii) opinions of the various local counsel to the Loan Parties as specified in Schedule 4.01(f) of the Original Credit Agreement in form and substance satisfactory to the Collateral Agent which opinions (x) shall be addressed to each Agent and each of the Lenders and be dated the date of delivery, (y) shall cover the enforceability of the respective Mortgage delivered contemporaneously therewith and perfection of the Liens and security interests granted pursuant thereto and the other relevant Security Documents and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Agents.

            (b) Insurance. The Collateral Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by
      Section 5.04 and the applicable provisions of the Loan Documents, in form and substance reasonably satisfactory to the Collateral Agent.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

            Until the Commitments have expired or terminated and the principal of and interest on each Loan and all Fees and other amounts payable hereunder or under any other Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Loan Parties agrees with the Lenders that:

            SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

            (i)   Indebtedness incurred and outstanding under the Loan
      Documents;

            (ii) (A) Indebtedness of Homebase, CCI Texas Holdings and CCI Illinois Holdings incurred and outstanding under the Senior Notes in an aggregate principal amount not to exceed $200.0 million and (B) any Permitted Refinancing thereof; provided that in the case of clause (B) only, (x) no Default shall have occurred or be continuing or would result therefrom, (y) such Indebtedness matures at least one year after the Term C Loan Maturity Date (and does not have mandatory offers to purchase, repayments or sinking fund provisions less favorable to the Lenders than the corresponding provisions of the Senior Note Documents) and (z) after giving effect to the incurrence of such Indebtedness (and any other Indebtedness incurred since the last day of the immediately preceding Test Period) on a pro forma basis as if it were incurred on the first day of the immediately preceding Test Period, the Borrowers would be in compliance with the Financial Covenants;

            (iii) Indebtedness to Remain Outstanding and any Permitted Refinancing thereof;

            (iv) Indebtedness (x) among the Borrowers, (y) of a Borrower to any Subsidiary Loan Party and (z) of any Subsidiary Loan Party to a Borrower or any other Subsidiary Loan Party; provided that such Indebtedness is represented by a note and is pledged to the Collateral Agent pursuant to the Security Documents);

            (v) Guarantees by (x) a Borrower of Indebtedness of the other Borrower, (y) a Borrower of Indebtedness of any Subsidiary Loan Party and
      (z) any Subsidiary Loan Party of Indebtedness of the Borrowers or any other Subsidiary Loan Party, in each case, to the extent such Indebtedness would have been permitted to be incurred hereunder directly by such Loan Party, and if such Indebtedness is subordinated in right of payment to the Obligations under the Loan Documents, such Guarantee is as subordinated in right of payment to the Obligations;

            (vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of such Loan Party or such Subsidiary receiving notice thereof;

            (vii) Indebtedness in an aggregate principal amount outstanding at any time not in excess of $25.0 million of CCI Illinois Holdings, CCI Texas Holdings, a Borrower or any Subsidiary Loan Party; provided that, in each case, (x) no Default shall have occurred or be continuing or would result therefrom and (y) after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Loan Parties would be in compliance with the Financial Covenants;

            (viii) Indebtedness of ICTC to a Borrower or any Subsidiary Loan Party in an aggregate principal amount outstanding at any time not in excess of $15.0 million; provided that if any such Indebtedness shall be evidenced by a promissory note, such note shall be pledged pursuant to the Pledge Agreement;

            (ix) Indebtedness of a Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased Weighted Average Life to Maturity thereof; provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (ix) shall not exceed $25.0 million at any time outstanding;

            (x) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

            (xi) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any Person providing worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance to a Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

            (xii) Indebtedness of a Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

            (xiii) Indebtedness arising from agreements of a Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

            (xiv) obligations in respect of performance and surety bonds and completion guarantees provided by a Borrower or any Subsidiary in the ordinary course of business;

            (xv) Indebtedness of Homebase incurred at any time that a Super Holdco has not been formed which is not recourse to any assets of Homebase other than Equity Interests held directly by it (other than any Equity Interests of CCI Illinois Holdings or CCI Texas Holdings) and which is not a general obligation of Homebase (and for which the holders of such Indebtedness shall have acknowledged that they will have no claim against the Equity Interests of CCI Illinois Holdings and CCI Texas Holdings or to any other property of Homebase other than such pledged Equity Interests);

            (xvi) obligations arising from or representing deferred compensation to employees of a Borrower or any Subsidiary that constitute or are deemed to be Indebtedness under GAAP and that are incurred in the ordinary course of business;

            (xvii) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Borrower in compliance with this Agreement, but only if such Indebtedness could otherwise be incurred pursuant to clauses (i) to (xvi) of this Section 6.01(a); provided that no Default shall have occurred and be continuing or would result therefrom; and

            (xviii) Indebtedness of the Loan Parties incurred or assumed in one or more Permitted Acquisitions in an aggregate principal amount not to exceed $25.0 million outstanding at any time.

            (b) The Loan Parties will not, nor will they permit any of their Subsidiaries to, directly or indirectly, issue any Preferred Stock or other Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests not permitted by this Section 6.01(b), in each case, on or prior to the 91st day after the Term Loan C Maturity Date; provided that Equity Interests of Homebase as provided for on the Effective Date shall not be deemed to be prohibited by this Section 6.01(b) so long as there is an effective Acknowledgment of Limitation on Remedies in effect with respect to each of the Investor Members (as defined in the Homebase LLC Agreement) or any other Person to the extent such Person would have a right to require Homebase to repurchase or redeem such Equity Interests.

            SECTION 6.02. Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as "Permitted Liens"):

            (i) (x) Liens in favor of the Collateral Agent under the Security Documents and (y) a second priority Lien in favor of the trustee for the Senior Notes (and any Permitted Refinancing thereof in accordance with Section 6.01(ii)) on the Equity Interests of CCI Texas Holdings and CCI Illinois Holdings pursuant to the Homebase Pledge and Guarantee Agreement;

            (ii) Liens on assets acquired after the Effective Date existing at the time of acquisition thereof by a Borrower or any Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Borrowers or any Subsidiary other than the specific assets so acquired;

            (iii) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, attorney's or other like liens, in any case incurred in the ordinary course of business and with respect to amounts not overdue by more than 10 days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor,
      (B) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied and (C) such Liens relating to statutory obligations, surety or appeal bonds or performance bonds shall only extend to or cover cash and Cash Equivalents not in the Collateral Account;

            (iv)  Liens existing on the Effective Date and identified on
      Schedule 3.21(d) of the Original Credit Agreement;

            (v) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business, that do not secure Indebtedness for borrowed money and (A) that are not yet delinquent or (B) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that (1) any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and (2) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied;

            (vi) Liens to secure Indebtedness (including Capital Lease Obligations) of the type described in Section 6.01(a)(ix) covering only the assets acquired, financed, refinanced or improved with such Indebtedness;

            (vii) Liens on Equity Interests (other than any Equity Interests of CCI Illinois Holdings or CCI Texas Holdings) held by Homebase securing Indebtedness permitted by Section 6.01(a)(xv);

            (viii) Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (i)(y),
      (ii) and (vii) of this Section 6.02; provided that any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced;

            (ix) (A) Liens in the form of zoning restrictions, easements, licenses, reservations, covenants, conditions or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) that do not (1) secure Indebtedness or (2) individually or in the aggregate materially impair the value or marketability of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of a Borrower or any Subsidiary at such real property and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord's or owner's interest in such leased property;

            (x) Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which either Borrower or any of their Subsidiaries is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that
      (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (2) if such Lien is on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied and (3) such Liens shall in no event encumber any Collateral other than cash and Cash Equivalents not in the Collateral Account;

            (xi) Liens resulting from operation of law with respect to any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute a Default under this Agreement; provided that if any such Liens are on Collateral and such amounts are being contested, the Contested Collateral Lien Conditions shall at all times be satisfied;

            (xii) Liens in the form of licenses, leases or subleases granted or created by either Borrower or any of their Subsidiaries, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of such Borrower or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto, provided that (x) to the extent such licenses, leases or subleases relate to Mortgaged Property in existence as of the Effective Date, such Borrower or such Subsidiary shall use its commercially reasonable efforts to as soon as practicable cause such licenses, leases or subleases to be subordinated to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof and (y) to the extent entered into after the Effective Date, such licenses, leases or subleases shall be subordinate to the Lien granted and evidenced by the Security Documents in accordance with the provisions thereof; provided, further, that any such Lien shall not extend to or cover any assets of any Person that is not the subject of any such license, lease or sublease;

            (xiii) Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable; provided that with respect to any leases entered into after the Effective Date, the applicable Borrower or Subsidiary shall use its commercially reasonable efforts to (x) enter into a lease that does not grant a Lien on fixtures or personal property in favor of the landlord thereunder or (y) obtain a landlord lien waiver reasonably satisfactory to the Collateral Agent; and

            (xiv) Liens securing Indebtedness permitted by Section 6.01(a)(xvii); provided that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific assets of such Person that are being acquired;

provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement) other than Liens pursuant to clause (i) above.

            SECTION 6.03. Fundamental Changes; Line of Business. (a) The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) CCI Illinois Holdings and CCI Texas Holdings may be merged together in a transaction in which either of them is the surviving corporation, (ii) the Borrowers may be merged together in a transaction in which either of them is the surviving corporation, (iii) any wholly owned Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving corporation, (iv) any wholly owned Subsidiary may merge with or into any wholly owned Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party, the surviving entity is a Subsidiary Loan Party) and (iv) any Subsidiary may merge with or into an entity in a Permitted Acquisition in a transaction in which the surviving entity is a Loan Party; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent or the Collateral Agent to expressly assume the obligations of each non-surviving entity under each of the Loan Documents and to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable.

            (b) Notwithstanding the foregoing, any Subsidiary may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or Subsidiary Loan Party (provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable), and any Subsidiary which is not a Subsidiary Loan Party may dispose of assets to any other Subsidiary which is not a Subsidiary Loan Party.

            (c) The Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the Effective Date and businesses reasonably related thereto and other businesses specified on Schedule 6.03(c) of the Original Credit Agreement.

            (d) CCI Texas Holdings and CCI Illinois Holdings will not engage in any business other than holding Equity Interests of the Borrowers, issuing the Senior Notes (and any Permitted Refinancings thereof) or other Indebtedness which they are permitted to incur pursuant to Section 6.01, maintaining their existence and performing activities reasonably related thereto. For so long as it is a Loan Party, Homebase shall not engage in any business other than (w) holding Equity Interests of (i) CCI Texas Holdings and CCI Illinois Holdings and
(ii) other Persons that are corporations or limited liability companies or Equity Interests of other Persons consisting of limited partnership interests in limited partnerships, (x) incurring Indebtedness and pledging Equity Interests held by it to the extent permitted by

Section 6.01 and Section 6.02, (y) maintaining its existence and (z) activities reasonably related to the foregoing clauses (w), (x) and (y).

            SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Loan Parties will not, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make up-front payments or provide other credit support for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an "Investment" and collectively, "Investments"), except:

            (i)   Permitted Investments;

            (ii) Investments existing on the Effective Date (or in respect of which a binding commitment to make such investment exists on the Effective
      Date) and set forth on Schedule 6.04 of the Original Credit Agreement;

            (iii) Investments by Loan Parties and their Subsidiaries in Subsidiary Loan Parties or the Borrowers; provided that any such Investment held by a Loan Party shall be pledged pursuant to a Pledge Agreement;

            (iv) Investments constituting Indebtedness permitted by Sections 6.01(a)(iv), (viii) and (x);

            (v) Guarantees constituting Indebtedness permitted by Section 6.01(a)(v);

            (vi) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

            (vii) loans and advances to employees of a Borrower or a Subsidiary in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $2.0 million in the aggregate at any time outstanding;

            (viii) other loans, advances and investments of the Borrowers or any Subsidiary Loan Party not in excess of $10.0 million outstanding at any time;

            (ix) Investments made by Homebase at any time prior to the formation of a Super Holdco, in the Equity Interests of other Persons that are corporations or limited liability companies or Equity Interests of a Person consisting of limited partnership interests in limited partnerships;

            (x) Investments received in connection with dispositions of assets permitted under Section 6.05;

            (xi) accounts receivable of a Loan Party established in the ordinary course of business;

            (xii) Investments out of Available Proceeds; and

            (xiii) Permitted Acquisitions.

            SECTION 6.05. Asset Sales. The Loan Parties (other than Homebase) will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by them, nor will any Borrower permit any of its Subsidiaries to, directly or indirectly, issue any additional Equity Interest in such Subsidiary, except:

            (i) sales of inventory or used, surplus, obsolete, outdated, inefficient or worn out equipment and other property in the ordinary course of business;

            (ii) sales, transfers and dispositions to the Borrowers or any Subsidiary Loan Party; provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the perfection of or perfect, as the case may be, protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Sections 5.11 and 5.12, in each case, on the terms set forth therein and to the extent applicable;

            (iii) the lease or sublease of Real Property in the ordinary course of business and not constituting a sale and leaseback transaction;

            (iv)  sales of Permitted Investments on ordinary business terms;

            (v) Liens permitted by Section 6.02 and Investments permitted under Section 6.04;

            (vi) sales of accounts receivable of a Loan Party that are past due in the ordinary course of business;

            (vii) licensing and cross-licensing arrangements involving any technology or other intellectual property of a Loan Party or a Subsidiary which does not materially restrict the ability of such Loan Party or Subsidiary to use the technology or other intellectual property so licensed;

            (viii) sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary) not otherwise permitted under this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (viii) shall not, in the aggregate, exceed $10.0 million during any Fiscal Year and $40.0 million in the aggregate and the Net Proceeds thereof are applied as required by Section 2.05(c)(iii); and

            (ix)  Permitted Asset Swaps;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and (x) for at least 80% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clauses (i) and (viii) and (y) for 100% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clauses (iv) and (vi).

            SECTION 6.06. Sale and Leaseback Transactions. The Loan Parties (other than Homebase) will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred unless (i) the sale of such Property is permitted by Section 6.05 and (ii) any

Lien arising in connection with the use of such Property by any Loan Party or a Subsidiary is permitted by Section 6.02.

            SECTION 6.07. Restricted Payments. The Loan Parties (other than Homebase) will not, and will not permit any of their Subsidiaries to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

            (i) Subsidiaries of a Borrower may declare and pay dividends to such Borrower or another Subsidiary ratably with respect to their Equity Interests or additional shares of the same class of shares as the dividend being paid to the extent such payment complies with Section 6.01(b);

            (ii) the Borrowers may pay dividends consisting solely of shares of their common stock or additional shares of the same class of shares as the dividend being paid;

            (iii) so long as no Default shall have occurred and is continuing or would result therefrom, the Borrowers, CCI Illinois Holdings and CCI Texas Holdings may make payments in an aggregate amount not to exceed $5.0 million during any Fiscal Year pursuant to the terms of the Professional Services Fee Letters substantially contemporaneously with the date such payments are due;

            (iv) so long as no Default shall have occurred and is continuing or would result therefrom, any Loan Party may purchase or redeem Equity Interests of Homebase, a Super Holdco, a Loan Party or a Subsidiary (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees; provided that the aggregate amount of such purchases or redemptions under this clause (iv) shall not exceed in any Fiscal Year $3.0 million;

            (v) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

            (vi) at any time when the Total Net Leverage Ratio is less than 3.5:1.0 and no Default has occurred and is continuing, payments of dividends by the Borrowers, CCI Illinois Holdings and CCI Texas Holdings in an aggregate principal amount not to exceed $5.0 million in any 12 month period;

            (vii) unless a Default has occurred and is continuing under Section 7.01(a)(i) or any other Default has occurred within the previous 180 days and is continuing, the Borrowers may declare and pay dividends or make other distributions to CCI Texas Holdings or CCI Illinois Holdings in amounts sufficient to permit CCI Texas Holdings or CCI Illinois Holdings to pay regularly scheduled interest payments as and when due on the Senior Notes;

            (viii) unless a Default shall have occurred and is continuing or would result therefrom, (x) the CCI Borrower and CCI Illinois Holdings may declare and pay a dividend to Homebase or an Intermediate Holdco, provided that an equal amount of cash equity is concurrently contributed to the capital of the TXU Borrower by Homebase or such Intermediate Holdco and
      (y) the TXU Borrower and CCI Texas Holdings may declare and pay dividends to Homebase or an Intermediate Holdco; provided that an equal amount is concurrently contributed to the capital of the CCI Borrower by Homebase or such Intermediate Holdco;

            (ix) the Loan Parties in the CCI Texas Borrower Group may declare and pay dividends or make other distributions in amounts sufficient to permit CCI Texas Holdings to pay the taxes of the CCI Texas Borrower Group or to the extent the amount so distributed is promptly applied to redeem or repurchase Indebtedness of the type referred to in Section 6.01(a)(ii) in a transaction permitted by Section 6.10(b)(iii);

            (x) the Loan Parties in the CCI Illinois Borrower Group may declare and pay dividends or make other distributions in amounts sufficient to permit CCI Illinois Holdings to pay the taxes of the CCI Illinois Borrower Group; and

            (xi) the members of the Restricted Group may make distributions to CCI Holdings Illinois, CCI Texas Holdings, any Intermediate Holdco and Homebase to pay fees and expenses required to maintain their existence (excluding any amounts attributable to any investment by Homebase or a Super Holdco in a Person other than a Loan Party), (including franchise taxes and federal, state, local and foreign income taxes computed as though Homebase and any such Super Holdco did not own any investment in any Person other than members of the Restricted Group), and bonus and other benefits payable to their officers and employees, expenses of members of the Board of Directors and other general corporate administrative and overhead expenses actually incurred in respect of maintaining their ownership interests in the Restricted Group in an amount not to exceed (i) prior to a Public Equity Offering resulting in a Public Market, $1.0 million in any Fiscal Year and (ii) following a Public Equity Offering resulting in a Public Market, $2.0 million in any Fiscal Year.

            SECTION 6.08. Transactions with Affiliates. The Loan Parties (other than Homebase) will not, and will not permit any of their Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates (including Homebase), unless such transactions are in the ordinary course of such Loan Party's business and are at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, except:

            (i) transactions between or among one or more of the Borrowers and/or one or more of the Subsidiary Loan Parties not involving any other Affiliate and transactions among Subsidiaries not involving any Loan Party;

            (ii)  any Restricted Payment permitted by Section 6.07;

            (iii) fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of any member of the Restricted Group as determined in good faith by the boards of directors of the Borrowers; and

            (iv) loans and advances to employees of the Borrowers or any Subsidiary Loan Party permitted by Section 6.04(viii);

            (v) transactions pursuant to the agreements set forth on Schedule 6.08(v) of the Original Credit Agreement as such agreements are in effect on the Effective Date and as amended in accordance with Section 6.10; and

            (vi) in the case of any joint venture in which any member of the Restricted Group has an interest, so long as the other party or parties to the joint venture which are not Affiliates of any member of the Restricted Group own at least 50% of the equity of such joint venture, transactions between such joint venture and members of the Restricted Group that are at prices and on terms and conditions not less favorable to the Restricted Group member than could be obtained on an arm's length basis from unrelated third parties.

            SECTION 6.09. Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party (other than Homebase) or any Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrowers or any other Subsidiary or to Guarantee Indebtedness of the Borrowers or any other Subsidiary or to transfer property to the Borrowers or any of the Subsidiaries; provided that the foregoing shall not apply to:

                  (i) conditions imposed by law (including orders of the ICC or TPUC) or by any Loan Document;

                  (ii) clause (a) shall not apply to assets encumbered by Permitted Liens as long as such restriction applies only to the asset encumbered by such Permitted Lien;

                  (iii) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.09 identified on Schedule
      6.09 of the Original Credit Agreement (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition);

                  (iv) restrictions contained in the Senior Note Documents or any other agreements governing indebtedness so long as not more restrictive than the Senior Notes Documents;

                  (v) any agreement in effect at the time any Person becomes a Subsidiary of either Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

                  (vi) customary restrictions and conditions contained in agreements relating to the sale of assets pending such sale; provided such restrictions and conditions apply only to the assets to be sold and such sale is permitted hereunder; and

                  (vii) clause (a) shall not apply to customary provisions in leases and contracts in the ordinary course of business between the Borrowers and their Subsidiaries and their customers and other contracts restricting the assignment thereof.

            SECTION 6.10. Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness. (a) The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, amend or otherwise change (or waive) the terms of any Organic Document, any Transaction Document (other than the Loan Documents), any document governing any Indebtedness outstanding as of the Effective Date or any agreement set forth on Schedule 6.08(v) of the Original Credit Agreement, in each case, in a manner materially adverse to the Lenders.

            (b) The Loan Parties will not, and will not permit any Subsidiary to, make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of any Indebtedness of the type referred to in Sec-tion 6.01(a)(ii), in each case other than (i) pursuant to any customary registered exchange offer therefor after a private placement thereof, (ii) any Permitted Refinancing and (iii) the repurchase or redemption from time to time of up to $50.0 million aggregate principal amount, accrued interest on and reasonable premium (as determined by the Borrowers) with respect to Indebtedness of the type referred to in Section 6.01(a)(ii); provided that after giving effect to any such repurchase or redemption (x) no Default exists, (y), the Total Net Leverage Ratio is less than or equal to 4.25:1.00 and (z) the Borrowers shall have available at least $30.0 million of any combination of (I) unused and available Revolving Commitments and (II) unrestricted cash and Cash Equivalents on hand in excess of $5.0 million.

            SECTION 6.11. Interest Expense Coverage Ratio. The Borrowers will not permit the Interest Expense Coverage Ratio for any Test Period ending on a date set forth below to be less than the ratio set forth below opposite such date:

               Date                                                      Ratio
               ----                                                      -----
June 30, 2004                                                            2.0:1.0
September 30, 2004                                                       2.0:1.0
December 31, 2004                                                        2.0:1.0
March 31, 2005                                                           2.0:1.0
June 30, 2005                                                            2.0:1.0
September 30, 2005                                                       2.0:1.0
December 31, 2005                                                        2.0:1.0
March 31, 2006                                                           2.0:1.0
June 30, 2006                                                            2.0:1.0
September 30, 2006                                                       2.0:1.0
December 31, 2006                                                        2.0:1.0
March 31, 2007                                                           2.0:1.0
June 30, 2007                                                            2.0:1.0
September 30, 2007                                                       2.0:1.0
December 31, 2007                                                        2.0:1.0
March 31, 2008                                                           2.0:1.0
June 30, 2008                                                            2.0:1.0
September 30, 2008                                                       2.0:1.0
December 31, 2008                                                        2.0:1.0
March 31, 2009                                                           2.0:1.0
June 30, 2009                                                            2.0:1.0
September 30, 2009                                                       2.0:1.0
December 31, 2009                                                        2.0:1.0

               Date                                                      Ratio
               ----                                                      -----
March 31, 2010                                                           2.0:1.0
June 30, 2010                                                            2.0:1.0
September 30, 2010                                                       2.0:1.0
December 31, 2010                                                        2.0:1.0
March 31, 2011                                                           2.0:1.0
June 30, 2011                                                            2.0:1.0
September 30, 2011                                                       2.0:1.0

            SECTION 6.12. Total Net Leverage Ratio. The Borrowers will not permit the Total Net Leverage Ratio at any date set forth below to exceed the ratio set forth opposite such date:

               Date                                                      Ratio
               ----                                                      -----
June 30, 2004                                                           5.95:1.0
September 30, 2004                                                      5.95:1.0
December 31, 2004                                                       5.95:1.0
March 31, 2005                                                          5.95:1.0
June 30, 2005                                                           5.95:1.0
September 30, 2005                                                      5.95:1.0
December 31, 2005                                                       5.95:1.0
March 31, 2006                                                          5.50:1.0
June 30, 2006                                                           5.50:1.0
September 30, 2006                                                      5.50:1.0
December 31, 2006                                                       5.50:1.0
March 31, 2007                                                          5.25:1.0
June 30, 2007                                                           5.25:1.0
September 30, 2007                                                      5.25:1.0
December 31, 2007                                                       5.25:1.0
March 31, 2008                                                           5.0:1.0
June 30, 2008                                                            5.0:1.0
September 30, 2008                                                       5.0:1.0
December 31, 2008                                                        5.0:1.0
March 31, 2009                                                          4.75:1.0
June 30, 2009                                                           4.75:1.0

               Date                                                      Ratio
               ----                                                      -----
September 30, 2009                                                      4.75:1.0
December 31, 2009                                                       4.75:1.0
March 31, 2010                                                          4.50:1.0
June 30, 2010                                                           4.50:1.0
September 30, 2010                                                      4.50:1.0
December 31, 2010                                                       4.50:1.0
March 31, 2011                                                          4.50:1.0
June 30, 2011                                                           4.50:1.0
September 30, 2011                                                      4.50:1.0

            SECTION 6.13. Capital Expenditures. The Borrowers will not, and will not permit any of their Subsidiaries to, make or commit to make any Capital Expenditures, except that the Borrowers and their Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount set forth below (the "Base Amount") for each of the Fiscal Years of the Restricted Group set forth below:

Fiscal Year Ended                                                   Base Amount
-----------------                                                   -----------
December 31, 2004                                                  $  40,000,000
December 31, 2005                                                  $  45,000,000
December 31, 2006                                                  $  45,000,000
December 31, 2007                                                  $  45,000,000
December 31, 2008                                                  $  45,000,000
December 31, 2009                                                  $  45,000,000
December 31, 2010                                                  $  45,000,000
December 31, 2011                                                  $  45,000,000

provided that for any period set forth above, the Base Amount set forth above may be increased by a maximum of 100% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (without giving effect to any increase) not spent in the immediately preceding period, and that Capital Expenditures in any period shall be deemed first made from the Base Amount applicable to such period in any given period; provided, further, that
(i) the Base Amount for any Fiscal Year shall be deemed to have been utilized prior to the amount carried forward from the previous Fiscal Year and (ii) for avoidance of doubt, Capital Expenditures for the Fiscal Year ended December 31, 2004 shall include Capital Expenditures made or committed to be made by members of the Restricted Group prior to the Effective Date.

            SECTION 6.14. Senior Secured Leverage Ratio. The Borrowers will not let the Senior Secured Leverage Ratio at any date set forth below exceed the ratio set forth opposite such date.

               Date                                                      Ratio
               ----                                                      -----
June 30, 2004                                                           4.20:1.0
September 30, 2004                                                      4.20:1.0
December 31, 2004                                                       4.20:1.0
March 31, 2005                                                          4.20:1.0
June 30, 2005                                                           4.20:1.0
September 30, 2005                                                      4.20:1.0
December 31, 2005                                                       4.20:1.0
March 31, 2006                                                          3.25:1.0
June 30, 2006                                                           3.25:1.0
September 30, 2006                                                      3.25:1.0
December 31, 2006                                                       3.25:1.0
March 31, 2007                                                           3.0:1.0
June 30, 2007                                                            3.0:1.0
September 30, 2007                                                       3.0:1.0
December 31, 2007                                                        3.0:1.0
March 31, 2008                                                          2.75:1.0
June 30, 2008                                                           2.75:1.0
September 30, 2008                                                      2.75:1.0
December 31, 2008                                                       2.75:1.0
March 31, 2009                                                          2.50:1.0
June 30, 2009                                                           2.50:1.0
September 30, 2009                                                      2.50:1.0
December 31, 2009                                                       2.50:1.0
March 31, 2010                                                          2.25:1.0
June 30, 2010                                                           2.25:1.0
September 30, 2010                                                      2.25:1.0
December 31, 2010                                                       2.25:1.0
March 31, 2011                                                          2.25:1.0
June 30, 2011                                                           2.25:1.0
September 30, 2011                                                      2.25:1.0

            SECTION 6.15. Fixed Charge Coverage Ratio. The Borrowers will not let the Fixed Charge Coverage Ratio at any date set forth below exceed the ratio set forth opposite such date.

               Date                                                      Ratio
               ----                                                      -----
June 30, 2004                                                            1.0:1.0
September 30, 2004                                                       1.0:1.0
December 31, 2004                                                        1.0:1.0
March 31, 2005                                                           1.0:1.0
June 30, 2005                                                            1.0:1.0
September 30, 2005                                                       1.0:1.0
December 31, 2005                                                        1.0:1.0
March 31, 2006                                                           1.0:1.0
June 30, 2006                                                            1.0:1.0
September 30, 2006                                                       1.0:1.0
December 31, 2006                                                        1.0:1.0
March 31, 2007                                                          1.05:1.0
June 30, 2007                                                           1.05:1.0
September 30, 2007                                                      1.05:1.0
December 31, 2007                                                       1.05:1.0
March 31, 2008                                                          1.05:1.0
June 30, 2008                                                           1.05:1.0
September 30, 2008                                                      1.05:1.0
December 31, 2008                                                       1.05:1.0
March 31, 2009                                                          1.10:1.0
June 30, 2009                                                           1.10:1.0
September 30, 2009                                                      1.10:1.0
December 31, 2009                                                       1.10:1.0
March 31, 2010                                                          1.10:1.0
June 30, 2010                                                           1.10:1.0
September 30, 2010                                                      1.10:1.0
December 31, 2010                                                       1.10:1.0
March 31, 2011                                                          1.10:1.0
June 30, 2011                                                           1.10:1.0

               Date                                                      Ratio
               ----                                                      -----
September 30, 2011                                                      1.10:1.0
December 31, 2011                                                       1.10:1.0

            SECTION 6.16. Anti-Terrorism Law. The Loan Parties shall not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.23 above, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties' compliance with this Section 6.16).

            SECTION 6.17. Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of the Loan Parties that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Loan Party, indirectly by, any Person subject to sanctions or trade restrictions under United States law ("Embargoed Person" or "Embargoed Persons") that is identified on (1) the "List of Specially Designated Nationals and Blocked Persons" (the "SDN List") maintained by the Office of Foreign Assets Control (OFAC), U.S. Department of the Treasury, and/or to the knowledge of any Loan Party, as of the date thereof, based upon reasonable inquiry by such Loan Party, on any other similar list ("Other List") maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. SectionSection 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, "Executive Orders"), and (b) no Embargoed Person shall have any direct interest, and to the knowledge of any Loan Party, as of the Effective Date, based upon reasonable inquiry by any Loan Party, indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

            SECTION 6.18. Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of any Loan Party, as of the Effective Date, based upon reasonable inquiry by such Loan Party, none of the funds of such Loan Party that are used to repay the Loans shall be derived from any unlawful activity with the result that the investment in the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

            SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute (i) an "Event of Default", if any Loans, LC Disbursements or Letters of Credit are outstanding, and (ii) an "Event of Termination", if no Loans, LC Disbursements or Letters of Credit are outstanding:

            (a) Either Borrower shall default (i) in the payment when due of any principal of any Loan (including, without limitation, on any Installment Payment Date) or any reimbursement obligation in respect of any LC Disbursement, (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of five Business
      Days), or (iii) in the payment when due of any Fee described in Section
      2.10 or of any other previously invoiced amount (other than an amount described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five Business Days).

            (b) Any representation or warranty of any Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent, the Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

            (c) Either Borrower shall default in the due performance and observance of any of its obligations under clause (g), (i) or (k) of
      Section 5.01 or any Loan Party or any of their Subsidiaries shall fail to comply with clause (a) of Section 5.02 or Article VI, to the extent applicable to such Person.

            (d) Any Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date of such default.

            (e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness if the effect of such default referred to in this clause (ii) is to accelerate the maturity of any such Material Indebtedness or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

            (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $7.5 million individually or in the aggregate shall be rendered against any member of the Restricted Group (or any combination thereof) and

                     (i) enforcement proceedings shall have been commenced
            by any creditor upon such judgment or order and not stayed;

                     (ii) such judgment has not been stayed, vacated or
            discharged within 60 days of entry; or

                     (iii) there shall be any period (after any applicable
            statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment is not fully insured against by a policy or policies of insurance (with reasonable or standard deductible provisions) issued by an insurer other than an Affiliate of either Borrower.

            (g)   Any of the following events shall occur:

                     (i)the taking of any specific actions by a Loan Party, any
            ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could expect to incur a liability or obligation to such Pension Plan which could reasonably be expected to have a Material Adverse Effect; or

                     (ii) an ERISA Event, or termination, withdrawal or
            noncompliance with applicable law or plan terms with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the assets of any Loan Party or a Subsidiary or, when taken together with all other ERISA Events and terminations, withdrawals and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.

            (h)   Any Change in Control shall occur.

            (i)   Any Loan Party or any of their Subsidiaries shall

                     (i) become insolvent or generally fail to pay debts as
            they become due;

                     (ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;

                     (iii) in the absence of such application, consent or
            acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of such Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that each Loan Party and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

                     (iv) permit or suffer to exist the commencement of any
            bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party or any such Subsidiary and, if any such case or proceeding is not commenced by the such Loan Party or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the such Loan Party or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that each Loan Partier and each such Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                     (v)take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing, or in furtherance of, any of the foregoing.

            (j) The obligations of any Loan Party under the applicable Guarantee Agreement shall cease to be in full force and effect or any such Loan Party shall repudiate its obligations thereunder or the subordination provisions of the Homebase Pledge and Guarantee Agreement shall cease to be enforceable against the Second Priority Secured Parties (as defined in the Homebase Pledge and Guarantee Agreement) or Homebase shall repudiate the subordination provisions thereof.

            (k) Any Lien on Collateral having a fair market value in excess of $1.0 million purported to be created under any Security Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document.

            (l) The subordination provisions relating to the Professional Services Fee Subordination Agreement (the "Subordination Provisions") shall fail in any material respect to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof or Homebase shall, directly or indirectly, disavow or contest in any manner any of the Subordination Provisions.

            (m) Any Acknowledgment of Limitation on Remedies shall fail in any material respect to be enforceable by the Lenders (which have not effectively waived the benefits thereof) or any party thereto shall, directly or indirectly, disavow or contest the provisions thereof.

            SECTION 7.02. Action if Bankruptcy. If any Event of Default described in clauses (i) through (v) of Section 7.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by each Borrower.

            SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (v) of Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrowers and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate.

            SECTION 7.04. Action if Event of Termination. Upon the occurrence and continuation of any Event of Termination, the Requisite Lenders may, by notice from the Administrative Agent to the Borrowers and the Lenders (except if an Event of Termination described in clauses (i) through (v) of Section 7.01(i) shall have occurred, in which case the Commitments (if not theretofore terminated) shall, without notice of any kind, automatically terminate) declare their Commitments terminated, and upon such declaration the Lenders shall have no further obligation to make any Loans hereunder. Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.

            SECTION 7.05.  Borrowers' Right to Cure.

            (a) Financial Performance Covenants. Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrowers fail to comply with the requirements of any Financial Covenant with respect to any Test Period, until the expiration of the 10th day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 5.01(b) or (c), Homebase (or, in the event an Intermediate Holdco has been formed, such Intermediate Holdco) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to its capital and, in each case, to contribute (through CCI Illinois Holdings or CCI Texas Holdings) any such cash of up to $25.0 million per exercise of the Cure Right to the capital of either of the Borrowers (collectively, the "Cure Right"), and upon the receipt by a Borrower of such cash (the "Cure Amount") pursuant to the exercise of such Cure Right such Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

               (i) Consolidated EBITDA for the last Fiscal Quarter of such Test Period shall be increased, solely for the purpose of measuring the Financial Covenants for such Test Period and for each of the three subsequent Test Periods in which such Fiscal Quarter is included (and not for any other purpose under this Agreement), by an amount equal to the Cure Amount; and

               (ii) If, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of all Financial Covenants, the Borrowers shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default of the Financial Covenants which had occurred shall be deemed cured for all purposes of this Agreement.

            (b) Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, in no event may the Cure Right be exercised if a period of at least four consecutive Fiscal Quarters has not elapsed from the date of the most recent exercise of the Cure Right.

                                  ARTICLE VIII

                                   THE AGENTS

            SECTION 8.01. The Agents. Citicorp North America, Inc. is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes each of the Agents to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to any of the Borrowers of any Default specified in this Agreement of which such Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to this Agreement as received by such Agent.

            None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agents nor any of their Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

            The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.

            Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as an Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent's resignation hereunder, the provisions of this Article and
Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

            With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not an Agent.

            Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

            Notwithstanding anything to the contrary in this Agreement, neither CSFB and DBTCA as Co-Syndication Agents, CSFB and CGMI, as Joint Lead Arrangers and Joint Bookrunners, nor CoBank, as Documentation Agent, in such respective capacities, shall have any obligations, duties or responsibilities, or shall incur any liabilities, under this Agreement or any other Loan Document.

                                   ARTICLE IX

                                  MISCELLANEOUS

            SECTION 9.01. Notices. (a) Except as set forth in Section 9.17, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

               (i) if to the TXU Borrower, to it at 121 South 17th Street, Matoon, IL 61938, attention: Steve Childers (telecopy:
      217-234-9934) (e-mail: steve.childers@consolidated.com), and if to the CCI Borrower or any member of the CCI Illinois Borrower Group, to it at 121 South 17th Street, Matoon, IL 61938, attention: Steve Childers (telecopy: 217-234-9934) (e-mail: steve.childers@consolidated.com), in each case, with copies to: (i) Richard A. Lumpkin at 121 South 17th Street, Matoon, IL 61938 (telecopy: 217-234-9934) (e-mail:
      richard.lumpkin@consolidated.com), (ii) Robert J. Currey at 121 South 17th Street, Matoon, IL 61938 (telecopy: 217-234-9934) (e-mail: bob.currey@consolidated.com), (iii) Providence Equity, 50 Kennedy Plaza, Providence Rhode Island 02903, attention: Mark Noble (telecopy: 401-751-1790) (e-mail: m.noble@provequity.com), (iv) Spectrum Equity, One International Place, 29th Floor, Boston, Massachusetts 02110, attention: Jim Quagliaroli (telecopy:
      617-464-4601) (e-mail: jim@spectrumequity.com), (v) King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, attention: John Graham, Esq. (telecopy: 212-556-2222) (e-mail: jgraham@kslaw.com), and (vi) Edwards & Angell, 101 Federal Street, Boston, MA 02110, attention: John Casais, Esq. (telecopy:
      617-439-4170) (e-mail: jcasais@edwardsangell.com);

               (ii) if to the Administrative Agent to it at Citicorp North America, Inc., 2 Penn's Way, Suite 110, New Castle, DE, 19720, attention:
      Elizabeth Wier (telecopy: (212) 994-0961) (e-mail:
      Elizabeth.j.wier@citigroup.com), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention: Jonathan A. Schaffzin, Esq. (telecopy: (212) 269-5420) (e-mail: jschaffzin@cahill.com);

               (iii) if to the Issuing Bank, to it at Credit Suisse First Boston, acting through its Cayman Islands Branch, 1 Madison Avenue, New York, NY 10010, attention: Julia Kingsbury (telecopy: (212) 325-8304) (email: julia.kingsbury@csfb.com); and

               (iv) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

            All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Each Loan Party and Lender hereunder agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in Schedule 2.01.

            (b) The Borrowers shall forthwith on demand indemnify each Lender against any loss or liability which that Lender incurs (and that Lender shall not be liable to either Borrower in any respect) as a consequence of:

               (i) any Person to whom any notice or communication under or in connection with this Agreement is sent by either Borrower by telecopy failing to receive that notice or communication (unless directly caused by that Person's gross negligence or willful default); or

               (ii) any telecopy communication which reasonably appears to that Lender to have been sent by either Borrower having in fact been sent by a Person other than the Borrowers.

            SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.15, 2.16, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

            SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Homebase, CCI Illinois Holdings, CCI Texas Holdings, each Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

            SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of the Issuing Bank that issues any Letter of Credit). All covenants, promises and agreements by or on behalf of either Borrower, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it; (provided that Loans to the TXU Borrower and the CCI Borrower may not be assigned except in the same proportion as the total outstanding Loans of such Class of the TXU Borrower bear to the total outstanding Loans of such Class of the CCI Borrower); provided, further, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate or a Federal Reserve Bank or in connection with the initial syndication of the Commitments and Loans, the Borrowers and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of the Term A Loans and the Term C Loans, $1.0 million and increments of $1.0 million in excess thereof and, in the case of the Revolving Loans, $5.0 million and increments of $1.0 million in excess thereof (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as the Borrowers and the Administrative Agent otherwise agree), (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iv) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments and Loans, (v) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.20, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender or any, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that any consent of the Borrowers otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

            (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans and participations in Swingline Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance,
(ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Loan Parties or any of their Subsidiaries or the performance or observance by the Loan Parties or any of their Subsidiaries of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon either Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) Schedule
2.01 shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto. Each Lender that delivers a Lender Addendum shall be deemed to have agreed with each of the other parties hereto, to the same extent as though it were an assignee, to the matters referred to in clauses (iii) through (viii) of the preceding sentence (with references therein to "Assignment and Acceptance" referring to such Lender's Lender Addendum).

            (d) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements to each Borrower, and participations in Swingline Loans, owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). Except to the extent inconsistent with Section 2.07(d), the entries in the Register shall be conclusive and each Borrower, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph
(b) above and, if required, the written consent of the Borrowers, the Issuing Bank, the Swingline Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

            (f) Each Lender may without the consent of either Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of a Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that
(i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.15 and
2.16 and the provisions of Section 5.01 to the same extent as if they were Lenders and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless either (x) such transfer to such Participant is made with the Borrowers' prior written consent (not to be unreasonably withheld) or (y) a Default has occurred and is continuing at the time of such participation), and (iv) the Borrowers, the Agents, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in the first proviso of Section 9.08(b) that affect such Participant). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.20 as though it were a Lender.

            (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers and their Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information designated by either Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute a confidentiality agreement in form and substance consistent with provisions of Section 9.16.

            (h) Any Lender may at any time, without the consent of any Loan Party or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to the provisions of Section 9.04(b) concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing the rights of a Lender under this Agreement until the requirements of Section 9.04(b) concerning assignments are fully satisfied. In order to facilitate such a pledge or assignment, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

            (i) No Loan Party shall assign or delegate any of their rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

            SECTION 9.05. Expenses; Indemnity. (a) Each Borrower agrees to pay
(i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, CGMI and their Affiliates, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Issuing Bank or any Lender; provided, however, that the Borrowers shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a participant pursuant to Section 9.04.

            (b) Each Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Co-Syndication Agents, the Documentation Agent, the Joint Lead Arrangers, the Issuing Bank, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by any Loan Party or any of the Subsidiaries, or any Environmental Liability or Environmental Claim related in any way to any Loan Party or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses are finally judicially determined to have arisen by reason of the Indemnitee's gross negligence or willful misconduct; provided, further, that such indemnity shall be without duplication of amounts to which an Indemnitee is entitled under Section 2.16 and shall exclude those amounts expressly excluded from indemnity or payment by either Borrower in Section 2.16.

            (c) To the extent that the Borrowers fail to promptly pay any amount to be paid by it to any Agent, the Joint Lead Arrangers, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that, to the extent any Issuing Bank or Swingline Lender is entitled to reimbursement under this
Section 9.05(c), to the extent the amounts reimbursed were incurred solely in such Issuing Bank's or Swingline Lender's capacity as such, the indemnification provided for in this Section 9.05(c) shall be solely the obligation of the Revolving Lenders; provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the Joint Lead Arrangers, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term C Loans and unused Commitments at the time.

            (d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

            (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

            SECTION 9.06. Right of Setoff. If an Event of Default or Event of Termination shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use any of the applicable Loan Party's credit balances with the Lender to purchase at the Lender's applicable spot rate of exchange any other currency or currencies which the Lender considers necessary to reduce or discharge any amount due by such Loan Party to the Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the applicable Loan Party and the Administrative Agent after making any such setoff.

            SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

            SECTION 9.08. Waivers; Amendment. (a) No failure or delay of either Agent, the Issuing Bank or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default regardless of whether an Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

            (b) Subject to Sections 5.12(b), 6.03, 9.08(c), 9.08(d) and 9.08(e),
no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

            (c) Without the written consent of each Lender that would be directly affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

               (i) extend the scheduled final maturity of any Loan or Note;

               (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

               (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date;

               (iv) reduce or forgive the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.18) or any fee payable hereunder, it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (iv);

               (v) extend the time for payment of any such interest or fees;

               (vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

               (vii) amend, modify, terminate or waive any provision of Section 9.08(b), this Section 9.08(c), Section 9.08(d) or Section 9.08(e) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which affect the protections to such additional extensions of credit of the type provided to the Revolving Credit Commitments and the Term B Loans on the Effective Date);

               (viii) amend the definition of "Requisite Lenders" or "Pro Rata Percentage" or amend the provisions of Section 2.13(a) relating to pro rata treatment of Lenders; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of "Requisite Lenders" or "Pro Rata Percentage" on substantially the same basis as the Revolving Credit Commitments, Revolving Loans, Term B Commitments and Term B Loans, are included on the Effective Date;

               (ix) release all or substantially all of the Collateral or release any of the Guarantors from its Guarantee of the Obligations except as expressly provided in the Loan Documents or subordinate the Liens under any Security Document, it being understood that additional extensions of credit under this Agreement consented to by the Requisite Lenders may be equally and ratably secured by the Collateral with the then existing secured obligations under the Security Documents;

               (x) modify any provision of the Collateral Documents relating to the application of proceeds from Collateral; or

               (xi) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document (except as contemplated by this Agreement).

            (d) No amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

               (i) increase any Revolving Credit Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall be construed as an increase in the Revolving Credit Commitment of any Lender;

               (ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of Swingline Lender;

               (iii) amend the definition of "Requisite Class Lenders" without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such "Requisite Class Lenders" on substantially the same basis as the Revolving Credit Commitments, Revolving Loans, Term B Commitments and Term B Loans are included on the Effective Date;

               (iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.05 or Section 2.11 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment is still required to be made is not altered and, if additional extensions of term credit under this Agreement consented to by the Requisite Lenders are made, such new term loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.05;

               (v) amend, modify, terminate or waive any obligation of Revolving Lenders relating to the issuance of or purchase of participations in Letters of Credit without the written consent of the Administrative Agent and the Issuing Bank;

               (vi) amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

               (vii) amend, modify, terminate or waive any provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender (or each Lender of such Class, as the case may be);

               (viii) amend, modify, terminate or waive the manner of application of any optional or mandatory prepayments of Loans to the remaining amortization payments of the Term A Loans and the Term C Loans without the written consent of the Requisite Class Lenders of each affected Class of Loans;

               (ix) expressly amend, modify, supplement or waive any condition precedent in Section 4.02 to any Revolving Credit Borrowing without the written consent of the Requisite Revolving Lenders; or

               (x) increase the maximum duration of Interest Periods hereunder without the consent of all Lenders.

            (e) Without the written consent of Lenders holding 66 2/3% of the outstanding Commitments, no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would be to waive any condition set forth in Section 4.01.

            SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

            SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between either Borrower and a Lender shall remain effective in accordance with its terms. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

            SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

            SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

            SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

            SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

            SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permit-ted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction.

            (b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 9.16. Confidentiality. (a) The Loan Parties, the Lenders, the Administrative Agent and the Co-Syndication Agents hereby agree that each of the Loan Parties, the Lenders, the Administrative Agent and the Co-Syndication Agents and each of their respective officers, directors, employees, agents, accountants, attorneys and other advisors are, and have been from the commencement of discussions with respect to the facilities established by this Agreement (the "Facilities"), permitted to disclose to any and all Persons, without limitation of any kind, the structure and "tax aspects" (as such terms are used in Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Facilities, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Loan Parties, such Lender, the Administrative Agent or the Co-Syndication Agents related to such structure and tax aspects. In this regard, each of the Loan Parties, the Lenders, the Administrative Agent and the Co-Syndication Agents acknowledges and agrees that its disclosure of the structure or tax aspects of the Facilities is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Loan Parties, the Lenders, the Administrative Agent and the Co-Syndication Agents acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Facilities is limited in any other manner (such as where the Facilities are claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the Facilities by the Loan Parties, the Administrative Agent, the Co-Syndication Agents or the Lenders is limited by any existing agreement between the Loan Parties, the Administrative Agent, the Co-Syndication Agents or the Lenders, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the Facilities as provided in this paragraph (a).

            (b) Subject to paragraph (a) of this Section 9.16, none of the Administrative Agent, the Co-Syndication Agents or any Lender may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Administrative Agent, the Co-Syndication Agents or the Lenders by the Loan Parties (such information being referred to collectively herein as the "Loan Party Information"), except that each of the Administrative Agent, the Co-Syndication Agents and the Lenders may disclose Loan Party Information (i) to its and its affiliates' employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential on substantially the same terms as provided herein),
(ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.16(b), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 9.16(b) by the Administrative Agent, the Co-Syndication Agents or such Lender, or (B) is or becomes available to the Administrative Agent, the Co-Syndication Agents or such Lender on a nonconfidential basis from a source other than the Loan Parties and (viii) with the consent of the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.

            SECTION 9.17. Citigroup Direct Website Communications. (a) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefore, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

            (b) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the "Platform"). Each Loan Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

            (c) THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, "AGENT PARTIES") HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES' OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS

THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

            The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

            Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

            SECTION 9.18. Collateral Agent as Joint Creditor. Each of the Loan Parties and each of the Lenders agree that the Collateral Agent shall be the joint creditor (together with the relevant Lender) of each and every obligation of the Loan Parties towards each of the Lenders under or in connection with the Loan Documents, and that accordingly the Collateral Agent will have its own independent right to demand performance by the Loan Parties of those obligations. However, any discharge of any such obligation to the Collateral Agent or the relevant Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

                            [Signature Pages Follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                             CONSOLIDATED COMMUNICATIONS
                                ACQUISITION TEXAS, INC.,
                                as Co-Borrower


                             By:    /s/ Robert J. Currey
                                  -------------------------------------------
                                  Name: Robert J. Currey
                                  Title: President and Chief Executive Officer


                             CONSOLIDATED COMMUNICATIONS, INC.,
                                as Co-Borrower


                             By:    /s/ Robert J. Currey
                                  -------------------------------------------
                                  Name: Robert J. Currey
                                  Title: President and Chief Executive Officer


                             HOMEBASE ACQUISITION, LLC


                             By:    /s/ Robert J. Currey
                                  -------------------------------------------
                                  Name: Robert J. Currey
                                  Title: President and Chief Executive Officer


                             CONSOLIDATED COMMUNICATIONS ILLINOIS
                                HOLDINGS, INC.


                             By:    /s/ Robert J. Currey
                                  -------------------------------------------
                                  Name: Robert J. Currey
                                  Title: President and Chief Executive Officer


                             CONSOLIDATED COMMUNICATIONS TEXAS
                                HOLDINGS, INC.


                             By:    /s/ Robert J. Currey
                                  -------------------------------------------
                                  Name: Robert J. Currey
                                  Title: President and Chief Executive Officer

                             CITICORP NORTH AMERICA, INC.,
                                as Administrative Agent


                             By:    /s/ Caesar Wyszomirski
                                  -------------------------------------------
                                  Name: Caesar Wyszomirski
                                  Title: Director


                                       S-2